Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

Zamboni Parent Inc.,

Zamboni MergerCo Inc.

and

ZimVie Inc.

Dated as of July 20, 2025

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page

Exhibit

Exhibit A	Surviving Corporation Certificate of Incorporation

-iv-

This AGREEMENT AND PLAN OF MERGER, dated as of July 20, 2025 (this “Agreement”), is by and among Zamboni Parent Inc., a Delaware corporation (“Parent”), Zamboni MergerCo, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“MergerCo”), and ZimVie Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, the parties hereto intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), MergerCo will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and pursuant to the Merger each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than (i) shares of Company Common Stock canceled pursuant to Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06), will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company has (i) unanimously determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, (ii) approved this Agreement and the consummation of the Transactions, including the Merger, (iii) recommended that the stockholders of the Company entitled to vote adopt this Agreement (this clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote thereon for adoption;

WHEREAS, the Board of Directors of Parent has (i) unanimously determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, that Parent enter into this Agreement and consummate the Transactions and (ii) approved this Agreement and the consummation of the Transactions, including the Merger;

WHEREAS, the Board of Directors of MergerCo has (i) unanimously determined that it is in the best interests of MergerCo and its stockholder, and declared it advisable, that MergerCo enter into this Agreement and consummate the Transactions, (ii) approved this Agreement and the consummation of the Transactions, including the Merger, (iii) recommended that MergerCo’s stockholder adopt this Agreement and (iv) directed that this Agreement and the Transactions be submitted for consideration at a meeting or by unanimous written consent of MergerCo’s stockholder;

WHEREAS, Parent, in its capacity as sole stockholder of MergerCo, will approve and adopt this Agreement and the consummation by MergerCo of the Transactions by written consent immediately following the execution of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Med Platform II S.L.P., a société de libre partenariat incorporated under the laws of France (the “Equity Commitment Party”), has entered into and delivered the Equity Commitment Letter;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Commitment Party has entered into and delivered a limited guarantee (the “Limited Guarantee”) in favor of the Company, pursuant to which, subject to the terms and conditions contained therein, the Equity Commitment Party is guaranteeing certain obligations of Parent and MergerCo in connection with this Agreement; and

WHEREAS, the Company, Parent and MergerCo desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and MergerCo hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, MergerCo shall be merged with and into the Company, the separate corporate existence of MergerCo shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place remotely by electronic (including pdf, DocuSign or otherwise) exchange of documents and signatures at 10:00 a.m. (New York City time) on the fifth Business Day (the “Closing Date”) following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another date, time or place is agreed to in writing by Parent and the Company; provided that the Closing shall not occur prior to the date that is 60 calendar days following the date of this Agreement without the prior written consent of Parent.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of the Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerCo, the Company or any holder of any Company Common Stock or any shares of capital stock of MergerCo, the certificate of incorporation of the Surviving Corporation shall (except with respect to the name of the Company and subject to Section 5.06 [indemnification and insurance]) be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).

(b) The parties hereto shall take the actions necessary so that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of MergerCo in effect at the Effective Time, and as so amended shall, subject to Section 5.06 hereof, be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).

SECTION 1.06. Directors and Officers of the Surviving Corporation.

(a) The directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of MergerCo immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;

Equity-Based and Other Long-Term Incentive Awards

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, MergerCo or the holders of any shares of Company Common Stock or any shares of capital stock of MergerCo:

(a) Capital Shares of MergerCo. Each issued and outstanding share of capital stock of MergerCo shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Certain Shares. All shares of Company Common Stock that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock then held by Parent or MergerCo shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $19.00 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Share Certificate”) or non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor.

SECTION 2.02. Exchange Matters.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America (“U.S.”), (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein. Any income from investment of the Exchange Fund not required to make all payments of Merger Consideration in accordance herewith will be payable to Parent or the Surviving Corporation, as Parent directs.

(b) Payment Procedures.

(i) As promptly as practicable after the Effective Time (but in no event more than three Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of a Share Certificate (other than (i) a Share Certificate representing a share of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon delivery of the Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(d)) to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date) and (y) instructions for use in effecting the surrender of the Share Certificates in exchange for payment of the Merger Consideration as provided in Section 2.01(c).

(ii) Upon delivery of a letter of transmittal as contemplated in subsection (i) of this Section 2.02(b), duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), together with surrender of a Share Certificate to the Paying Agent, the holder of such Share Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Share Certificate, and the Share Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.02, each Share Certificate (other than (i) a Share Certificate representing a share of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(iii) The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) or (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall not be required to take any action with respect to the exchange of their Book-Entry Shares for the Merger Consideration. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to pay and deliver to the holder of such Book-Entry Shares by wire transfer or check the aggregate Merger Consideration that such holder has the right to receive pursuant to this Agreement. Payment of the Merger Consideration with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered.

(iv) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, Parent may cause the Paying Agent to pay the Merger Consideration to such Person only if such Share Certificate (if applicable) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent and Parent that any applicable stock transfer or similar Taxes have been paid or are not applicable.

(c) Transfer Books; No Further Ownership Rights. The Merger Consideration paid in respect of the shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all ownership rights in such shares, and at the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Share Certificates are presented to the Surviving Corporation, for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable Merger Consideration to be paid in respect of the share(s) of Company Common Stock formerly represented by such Share Certificate as contemplated by this Article II.

(e) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation, as applicable, for, and Parent and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(g) Withholding. Each of Parent, MergerCo, the Company, the Surviving Corporation, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

SECTION 2.03. Treatment of Equity-Based Awards and Company ESPP.

(a) At the Effective Time, without any action on the part of Parent, MergerCo, the Company or the holder thereof:

(i) each restricted stock unit with respect to Company Common Stock (each, a “Company RSU”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest in full (to the extent then-unvested) and be canceled and converted into the right to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest and subject to applicable Tax withholding and deductions, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration;

(ii) each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest in full (to the extent then-unvested) and be canceled and converted into the right to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest and subject to applicable Tax withholding and deductions, equal to the product, rounded down to the nearest cent, of (i) the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option; provided, however, that any such Company Stock Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration;

(iii) each deferred stock unit (whether settled in cash or in shares of Company Common Stock, including, for the avoidance of doubt, any such deferred stock unit resulting from the reinvestment of dividend equivalents) (each, a “Company DSU”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest in full (to the extent then-unvested) and be canceled and converted into the right to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest and subject to applicable Tax withholding and deductions, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock subject to such Company DSU immediately prior to the Effective Time and (ii) the Merger Consideration; and

(b) (i) No Offering Period (as defined in the Company ESPP) under the Company ESPP shall commence or be extended on or after the date of this Agreement, (ii) beginning on the date of this Agreement, no new participants may commence participation in the Company ESPP, including during the Offering Period in effect under the Company ESPP as of the date of this Agreement (such Offering Period, the “Existing Offering Period”), (iii) beginning on the date of this Agreement, no participant in the Company ESPP may increase the amount of his or her payroll deductions under the Company ESPP with respect to the Existing Offering Period, and (iv) the Existing Offering Period shall terminate on the earlier of the date that is (A) two Business Days prior to the Effective Time and (B) the final day of the Existing Offering Period pursuant to the terms of the Company ESPP (the “ESPP Final Purchase Date”) and all participant contributions under the Company ESPP shall be used to purchase shares of Company Common Stock on the ESPP Final Purchase Date in accordance with the terms of the Company ESPP as if the ESPP Final Purchase Date was the last day of the Existing Offering Period.

(c) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any duly authorized committee thereof administering the Equity Plans and the Company ESPP) shall adopt such resolutions and take such other actions as are required to (i) give effect to this Section 2.03 and (ii) terminate, in their entirety, each of the Equity Plans and the Company ESPP at the Effective Time.

SECTION 2.04. Payments with Respect to Equity-Based Awards. Notwithstanding anything in this Agreement to the contrary, all amounts payable pursuant to this Article II in respect of each Equity-Based Award with respect to which the Company or any of its Subsidiaries has a Tax withholding obligation shall be paid as promptly as reasonably practicable after the Effective Time (but in any event, no later than the second regularly-scheduled payroll date that occurs more than five Business Days after the Effective Time) by the Surviving Corporation or any of its Subsidiaries through their payroll systems or payroll providers, as applicable, less any applicable Tax withholdings and deductions, to the applicable holder of such Equity-Based Award (or, with respect to any non-employee holders of Equity-Based Awards where no Tax withholding obligation exists, through such other method as the Company typically utilizes for such payments); provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

SECTION 2.05. Adjustments. If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be equitably adjusted as necessary to reflect, without duplication, such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change. For the avoidance of doubt, nothing in this Section 2.05 shall be construed to permit the Company or its Subsidiaries to take any action with respect to the Company Common Stock that is prohibited by this Agreement.

SECTION 2.06. Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such shares, “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights provided under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.

(b) The Company shall give prompt notice to Parent of any demands or notices received by the Company for appraisal of any shares of Company Common Stock and Parent shall have the right to participate in, and after the Effective Time, direct all negotiations and Actions with respect to such demands or notices. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to any such demands or notices, or agree to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands or notices for appraisal or offer to settle or settle any such demands or notices.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and MergerCo that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and MergerCo concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such information, item or matter also qualifies or applies to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company and publicly available from January 1, 2024 until the date that is one (1) Business Day prior to the execution of this Agreement (the “Filed SEC Documents”), other than any disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Filed SEC Document under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or sections of such reports that are similarly cautionary, forward-looking or predictive statements in such Filed SEC Documents; it being understood that any matter disclosed in such Filed SEC Documents shall not be deemed disclosed for purposes of Section 3.02 [capitalization], Section 3.06(b) [no Material Adverse Effect], Section 3.22 [no rights agreement; anti-takeover provisions] and Section 3.24 [brokers and advisors]:

SECTION 3.01. Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. The Company has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents. The Company Charter Documents are in full force and effect, and the Company is not in violation of any of the provisions of the Company Charter Documents in any material respect.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization and has all requisite organizational power and authority necessary to carry on its business as it is now being conducted, except where the failure to be so organized, in good standing or have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each of the certificates of incorporation, bylaws or comparable governing documents of the Company’s Subsidiaries is in full force and effect and none of the Company’s Subsidiaries is in violation of any provision of the foregoing documents in any material respect.

SECTION 3.02. Capitalization. (a) The authorized shares of the Company consist of 150,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Shares”). At the close of business on July 14, 2025 (the “Capitalization Date”), (i) 28,200,941 shares of Company Common Stock were issued and outstanding and (ii) no Company Preferred Shares were issued or outstanding. As of the Capitalization Date, (1) 7,053,734 shares of Company Common Stock were reserved and available for issuance pursuant to the Equity Plans, of which amount (A) 2,162,554 shares of Company Common Stock were subject to outstanding Company RSUs, (B) 1,591,647 shares of

Company Common Stock were subject to outstanding Company Stock Options, 9,774 of which have a per share exercise price that is less than the Merger Consideration, and (C) 66,895 shares of Company Common Stock were subject to outstanding Company DSUs, and (2) 268,030 shares of Company Common Stock were reserved and available for issuance under the Company ESPP, of which approximately 22,762 shares of Company Common Stock are subject to outstanding purchase rights under the Company ESPP. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has issued any Company Securities (as defined below) other than, in each case, pursuant to the Company ESPP, the vesting, settlement or exercise (as applicable) of Company RSUs, Company Stock Options and Company DSUs or the forfeiture or withholding of Taxes with respect to Company RSUs, Company Stock Options and Company DSUs. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights.

(b) Except as described in Section 3.02(a), as of the Capitalization Date, there were (i) no issued, reserved for issuance or outstanding shares of capital stock of, or other equity or voting interests in, the Company, and no outstanding obligations to issue, deliver or sell or cause to be issued, delivered or sold any equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no promises or obligations of the Company to grant or outstanding options, restricted stock units, deferred stock units, phantom equity, equity or equity-based awards, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, deliver or sell or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no rights issued by or other obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Other than pursuant to the Equity Plans and the Company ESPP, there are no outstanding agreements of any kind which promise or obligate the Company or any of its Subsidiaries to grant, repurchase, redeem or otherwise acquire any Company Securities (other than by the operation of the Company ESPP and pursuant to the forfeiture of, or withholding of Taxes with respect to, Company RSUs, Company Stock Options and Company DSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to (A) the election, designation or nomination of any director of the Company or any of its Subsidiaries or (B) the disposition, voting or dividends with respect to any Company Securities. Neither the Company nor any Subsidiary of the Company has outstanding bonds, debentures, notes or other indebtedness, or other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) As of the date hereof, there are (i) no issued, reserved for issuance or outstanding shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company (except to the extent owned by the Company or any other wholly owned Subsidiary of the Company), and no outstanding obligations to issue, deliver or sell or cause to be issued, delivered or sold any equity or voting interests in, any Subsidiary of the Company, (ii) no outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests of any Subsidiary of the Company, (iii) no outstanding options, warrants, calls, rights or other commitments or agreements to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, deliver or sell or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests of any Subsidiary of the Company, (iv) no rights issued by or other obligations to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii) and (iv), being referred to collectively as, the “Company Subsidiary Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Subsidiary Securities (in each case, other than any such obligations solely among the Company and its wholly owned Subsidiaries). There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, or obligate the Company or any of its Subsidiaries to grant, extend or enter into any such agreements relating to any Company Subsidiary Securities (other than any such agreements solely among the Company and its wholly owned Subsidiaries).

(d) The Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding equity securities of each of the Subsidiaries of the Company, free and clear of all Encumbrances (other than transfer restrictions arising under applicable securities Laws), and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all such outstanding equity securities have been duly authorized and validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights.

(e) Each Company Stock Option (i) was granted with an exercise price equal to or greater than the fair market value of such underlying Company Common Stock on the date of grant (as determined in accordance with Section 409A), and (ii) has not had its grant date “back-dated.” Each Equity-Based Award has been issued in compliance in all material respects with the applicable Equity Plan under which it was granted and all applicable Laws. Section 3.02(e) of the Company Disclosure Letter, sets forth a true, correct and complete list, as of the Capitalization Date, of each Equity-Based Award (by type) and the following information with respect thereto, as applicable: (A) the name (or other unique identifier) and the country and state of residence of the holder thereof, (B) the total number of shares of Company Common Stock subject thereto, (C) the exercise price with respect thereto, (D) the grant date thereof, (E) the Equity Plan under which such award was issued, and (F) if such Equity-Based Award is a Company Stock Option, whether such award is an incentive stock option under Section 422 of the Code, a nonqualified stock option, or is otherwise qualified for a Tax status under applicable foreign Tax law.

SECTION 3.03. Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.11 [ownership of equity of the Company] are true and correct and subject to the receipt of the Company Stockholder Approval, to consummate the Merger Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 4.11 [ownership of equity of the Company] are true and correct, the consummation by it of the Merger Transactions, have been duly authorized by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that it is in the best interests of the Company and the Company’s stockholders, and declaring it advisable, that the Company enter into this Agreement and consummate the Transactions, (ii) approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Merger, (iii) making the Company Board Recommendation and (iv) directing that this Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote for adoption, which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

(c) Assuming the representations and warranties set forth in Section 4.11 [ownership of equity of the Company] are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Merger Transactions.

(d) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of the Company Charter Documents or any provision of any organizational documents of any Subsidiary of the Company, or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (y) contravene, conflict with, breach, violate or constitute a default under (or constitute an event that, with or without the filing of notice or the lapse of time or both, would breach, violate or constitute a default under), or result in or permit the termination, cancellation, triggering, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled or require any consent or other action by any Person or require any notice under (whether with or without the filing of notice or the lapse of time or both), any of the terms or provisions of any Material Contract or any Permit held by the Company or any of its Subsidiaries, or (z) result in the creation or imposition of any Encumbrances (other than a Permitted Encumbrance) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of The NASDAQ Stock Market LLC (“NASDAQ”), (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries are qualified to do business, (d) filings required under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws, (e) the consents, approvals, licenses, permits, waivers, clearances, orders, authorizations, filings, declarations, notifications and registrations specified on Section 3.04(e) of the Company Disclosure Letter and (f) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger Transactions, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.05. Company SEC Documents; Undisclosed Liabilities. (a) The Company has timely filed with or furnished, as applicable, the SEC all material reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed by the Company with, or furnished by the Company to, the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act since March 1, 2022, together with all certifications required pursuant to Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since March 1, 2022, no executive officer of the Company has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents. As of the date hereof, there are no material outstanding or unresolved comments from the SEC with respect to any Company SEC Documents. Since March 1, 2022, there has been no material correspondence between the SEC and the Company relating to the Company SEC Documents that is not set forth in the Company SEC Documents.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end adjustments to the extent permitted by GAAP, none of which, if presented, would be material to the Company and its Subsidiaries, taken as a whole).

(c) Neither the Company nor any of its consolidated Subsidiaries has any liabilities of a type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP (whether absolute or contingent, asserted or unasserted, known or unknown, direct or indirect, and whether accrued or not accrued), except liabilities (i) specifically reflected and adequately reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of March 31, 2025 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, or misappropriation), (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. There are no material off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K (or similar Contracts where the purpose is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries) that have not been so described in the Company SEC Documents.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls, procedures and systems are designed to provide reasonable assurances (w) that all material information required to be disclosed by the Company in the Company SEC Documents is recorded and made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents, (x) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (y) that transactions are executed only in accordance with the authorization of management and (z) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that such controls were effective. Since March 1, 2022, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of (i) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii) any fraud, whether or not material, that involved management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting.

(e) The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, MergerCo or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.06. Absence of Certain Changes.

(a) Since the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

(b) Since the Balance Sheet Date through the date of this Agreement, there has not been any Material Adverse Effect.

(c) Since the Balance Sheet Date through the date of this Agreement, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in clauses (iii) [dividends], (vi) [incurring Indebtedness], (vii) [entering into swap or hedging transactions], (viii) [making loans], (ix) [sales/dispositions], (x) [grant of Encumbrances], (xi) [release of source code], (xiii) [acquisitions] or (xvii) [accounting changes] of Section 5.01(b) (or Section 5.01(b)(xxiv) with respect to any of the foregoing).

SECTION 3.07. Legal Proceedings.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (i) pending or, to the Knowledge of the Company, threatened legal, civil or criminal, or administrative proceeding, suit, investigation, claim, enforcement action, hearing, arbitration or other action (an “Action”) or, to the Knowledge of the Company, any investigation by any Governmental Authority, in each case by or against the Company or any of its Subsidiaries or any of their respective properties or assets, or (ii) outstanding order, judgment, injunction, ruling, arbitration award, writ, settlement, grant, consent, decision or decree (including a suspension or debarment) of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. As of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company at law or in equity, which would reasonably be expected to materially and adversely affect the Company’s ability to perform its obligations hereunder or consummate the Transactions. As of the date hereof, the Company is not subject to any outstanding Judgment that would reasonably be expected to materially and adversely affect the Company’s ability to perform its obligations hereunder or consummate the Transactions.

(b) Since March 1, 2022, (i) none of the Company and its Subsidiaries have received or been involved in or been subject to any material written complaints, allegations, claims or Actions, or to the Knowledge of the Company, unwritten allegations or complaints, relating to alleged or actual discrimination or harassment (including sexual harassment) or sexual misconduct by any employee of the Company or its Subsidiaries at or above the level of senior vice president, and (ii) none of the Company or its Subsidiaries have entered into, or are currently negotiating, a settlement Contract with any employee of the Company or any other Person that involves material allegations of discrimination or harassment (including sexual harassment) or sexual misconduct by any employee of the Company or its Subsidiaries at or above the level of senior vice president.

SECTION 3.08. Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are, and have been since March 1, 2022, in material compliance with all local, state, federal or national, whether foreign, multi-national or domestic, laws (including common law), Healthcare Laws, statutes, treaties, ordinances, codes, rules, regulations, Judgments, decrees, Permits or requirements or other restrictions imposed by Governmental Authorities, in each case, having the force and effect of law or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority (collectively, “Laws”), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties. Neither the Company nor any of its Subsidiaries has, since March 1, 2022, received written or, to the Knowledge of the Company, other notice from a Governmental Authority alleging noncompliance with any Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except with respect to Regulatory Permits, which are the subject of Section 3.19, the Company and each of its Subsidiaries (i) hold all Permits necessary for the lawful conduct of their respective businesses as currently conducted and (ii) all such Permits are, to the extent necessary for the lawful conduct of their respective businesses as currently conducted, in full force and effect and are not subject to any Action that would result in any modification, termination or revocation thereof, except, in each case, where the failure to hold the same or to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company, each of its Subsidiaries and each of its and their directors, officers and employees acting in such capacity are and, to the Knowledge of the Company, each of its and their other agents acting on its or their behalf is, and have been since March 1, 2022, in compliance with the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder or any other applicable Laws relating to bribery, corruption or money laundering.

SECTION 3.09. Foreign Investment. Neither the Company nor any of its Subsidiaries (a) produces, designs, tests, manufactures, fabricates, or develops any “critical technologies,” as defined in 31 C.F.R. § 800.215, for which a “U.S. regulatory authorization,” as defined in 31 C.F.R. § 800.254, would be required for the export, reexport, transfer (in-country), or retransfer of such critical technology to a non-governmental end user in France; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure,” as defined in 31 C.F.R. § 800.212; or (c) maintains or collects, directly or indirectly, “sensitive personal data,” as defined in 31 C.F.R. § 800.241, of U.S. citizens.

SECTION 3.10. Tax Matters.

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.

(b) All material amounts of Taxes required to be paid by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid to the appropriate Tax authority or have been adequately reserved against in accordance with GAAP.

(c) Each of the Company and its Subsidiaries has timely paid or withheld with respect to their employees, stockholders and other third Persons all material Taxes required to be paid or withheld.

(d) Neither the Company nor any of its Subsidiaries has received written notice of or is subject to any pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any material Taxes. To the Knowledge of the Company, no such proceedings have been threatened or proposed.

(e) Since March 1, 2022, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is, or may be subject to, any material Tax in that jurisdiction.

(f) There are no material Encumbrances with respect to Taxes on any of the assets of the Company or its Subsidiaries (other than Permitted Encumbrances).

(g) Other than in connection with the Distribution, neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing an affiliated, consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company or an Affiliate of the Company) or has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(i) Other than the Distribution Agreements, neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any material obligation under, any Tax sharing, allocation or indemnification Contract other than customary Tax indemnification provisions in any Contract entered into in the ordinary course of business and the primary purpose of which Contract does not relate to Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability for Taxes under the Distribution Agreements.

(j) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(k) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting requested or filed prior to the Closing Date; (ii) use of an improper method of accounting prior to the Closing Date; or (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed prior to the Closing.

(m) There are no material Tax holidays, concessions, exemptions, incentives, credits, rebates, “tax amnesties,” or formal or informal agreements (including an agreement for the deferred payment of any Tax liability) (any such item, a “Tax Incentive”) with any authority responsible for administering Taxes outside of the United States. All Tax Incentives enjoyed by the Company or any of its Subsidiaries have been in compliance with all applicable Laws. No written notice with respect to the Company or any of its Subsidiaries has been received that indicates that any Tax Incentive with respect thereto may be repealed, cancelled, revoked, or required to be returned.

(n) Section 3.10(n) of the Company Disclosure Letter sets forth the U.S. federal income tax classification and jurisdiction of formation of each of the Company and its Subsidiaries.

SECTION 3.11. Employee Benefits. (a) Section 3.11 of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the most recent annual report on Form 5500 filed with the IRS, including all schedules thereto, and the most recent actuarial valuation or similar report, (iii) the most recent determination or opinion letter from the IRS for any Company Plan that is intended to qualify pursuant to Section 401(a) of the Code (and any similar letter or document relating to any International Company Plan obtaining favorable Tax treatment), (iv) the summary plan description and any summary of material modifications, (v) each trust agreement and each insurance or group annuity contract or policy or other funding vehicle, (vi) any non-routine correspondence from the last three years to or from the IRS, the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of such Company Plan, and (vii) with respect to each International Company Plan (as defined below), to the extent applicable, the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan.

(b) Each Company Plan has been administered, funded, operated, and maintained in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, as applicable. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect or cause the loss of any such qualification status. All material contributions, distributions, and premium payments that are due under the terms of any Company Plan have been timely made in full or, to the extent not yet due, have been properly accrued in accordance with the terms of the Company Plan and applicable accounting standards. There are no pending, or to the Knowledge of the Company, threatened Actions (other than routine claims for benefits) by, on behalf of or against any Company Plan (or any fiduciary of such Company Plan in its capacity as such) or any trust related thereto, and no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(c) No Company Plan is, and neither the Company, any of its Subsidiaries, nor any Commonly Controlled Entity maintains, sponsors or contributes to, has previously maintained, sponsored or contributed to, or otherwise has any current or contingent liability or obligation under or with respect to, any (i) pension plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (v) registered pension plan. Neither the Company nor any of its Subsidiaries has incurred, or could reasonably be expected to incur, any current or contingent liability under Title IV of ERISA.

(d) No non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred, and no lien has been imposed under the Code, ERISA or other applicable Law, with respect to any Company Plan that, individually or in the aggregate, would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(e) No Company Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, benefits or coverage in the nature of health, life, welfare or disability insurance following termination of service or retirement, other than benefits or coverage (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any similar applicable Law or (ii) the full cost of which is borne by the recipient (or any of their beneficiaries).

(f) Neither the execution nor delivery of this Agreement nor the consummation of the Merger Transactions will directly or indirectly, either alone or in combination with another event (whether contingent or otherwise), (i) result in, or accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any former or current director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, including under any Company Plan, (ii) trigger any obligation to or cause the Company to transfer or set aside any assets to fund any benefits under, or result in the breach or violation of, any Company Plan, (iii) limit or restrict the right of Parent or any of its Affiliates to merge, amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (iv) result in the payment or provision of any payment, benefit or other right that will result in a “parachute payment” within the meaning of Section 280G of the Code. None of the Company or any of its Subsidiaries is a party to or has any obligation under any Company Plan to gross up, reimburse or indemnify any person for excise Taxes payable pursuant to Section 409A or 4999 of the Code. Each Company Plan that is subject, in whole or part, to Section 409A of the Code has been maintained and administered, in form and operation, in all material respects in compliance with Section 409A of the Code.

(g) With respect to each Company Plan that is subject to the laws of, or covers any employee or other service provider of the Company or any of its Subsidiaries who primarily resides or works in, any jurisdiction outside of the United States (each, an “International Company Plan”), (i) such International Company Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable Law; (ii) if required to be funded, book-reserved or secured by an insurance policy, such International Company Plan is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Law; and (iii) if required to be registered or intended to qualify for special Tax treatment, satisfies all registration requirements or other requirements for such treatment.

SECTION 3.12. Labor Matters. (a) Section 3.12 of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Collective Bargaining Agreement to which the Company or any Subsidiary thereof is a party or otherwise bound. As of the date hereof, no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened (i) material labor disruptions or activities, including any labor strike, lockout, slowdown, work stoppage, material grievance, material labor arbitration, unfair labor practice charge or other material labor dispute by or with respect to the employees, or otherwise against or affecting, of the Company or any of its Subsidiaries or (ii) activities or proceedings of any labor or trade union to organize or represent any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries, and no such activities, disputes or proceedings described in clauses (i) and (ii) have occurred since March 1, 2022. Neither the execution of this Agreement nor the consummation of the Merger Transactions will require notice to, consent from, or consultation with any labor or trade union, works council or other employee representative body of employees of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries are, and have been since March 1, 2022, in compliance in all material respects with applicable Law relating to labor and employment matters, including applicable Law regarding occupational safety and health standards, terms and conditions of employment, payment of wages, hour requirements, classification of employees of individual independent contractors and exempt and non-exempt employees, employment equality, human rights, pay equity and workers’ compensation disability rights or benefits, plant closures and layoffs (including, but not limited to, WARN), affirmative action, labor relations, employee leave issues, unemployment insurance, immigration status, discrimination in employment, and collective bargaining. (i) All individuals who perform or have performed services for the Company or any Subsidiary thereof in the past three years have been properly classified in all material respects under applicable Law (x) as employees or individual independent contractors and (y) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and applicable state Law), (ii) no such individual has been improperly included or excluded from any Company Plan, and (iii) neither the Company nor any Subsidiary thereof has received written notice of, and there is not any pending or, to the Knowledge of the Company, threatened inquiry or audit from any Governmental Authority concerning any such classifications. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and its Subsidiaries: (A) the Company and its Subsidiaries have timely paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and individual independent contractors under applicable Law, Company Plan or Contract; and (B) neither the Company nor its Subsidiaries is liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(c) Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

(d) During the three (3) years prior to the date of this Agreement, neither the Company nor any Subsidiary thereof has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in WARN).

(e) As of the date of this Agreement, no executive or employee of the Company or any of its Subsidiaries with a title at or above senior vice president has informed the Company or such Subsidiary that he or she intends to terminate employment with the Company or such Subsidiary within the next six (6) months, and, to the Knowledge of the Company, no such Person or Persons has any plans to terminate employment with the Company or any of its Subsidiaries within the next six (6) months (it being understood that this Section 3.12(e) does not limit the rights of any such Persons under the Company Plans applicable to such Persons).

SECTION 3.13. Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and has been since March 1, 2022, in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and the Company has not received any written notice since March 1, 2022 alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (b) the Company and its

Subsidiaries possess and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are outstanding obligations on the part of the Company or its Subsidiaries arising under Environmental Laws and (e) neither the Company nor any of its Subsidiaries is conducting or funding, nor has conducted or funded (except for such activities that are fully and finally resolved), any cleanup or other remedial activities under Environmental Laws as a result of any release, spill or disposal of any hazardous or toxic substances at, in or under any real property owned or leased by the Company or any of its Subsidiaries. The Company has furnished to Parent all material, non-privileged environmental, health or safety assessments, audits and reports describing material environmental, health or safety liabilities or costs completed since March 1, 2022, relating to the Company or any of its current properties, facilities or operations, which are in its possession, custody or reasonable control.

SECTION 3.14. Intellectual Property. (a) Section 3.14(a) of the Company Disclosure Letter sets out, as of the date of this Agreement, a complete and accurate list of all Registered Company Intellectual Property, setting forth for each item of Registered Company Intellectual Property (i) whether such item is exclusively or jointly owned by the Company and its Subsidiaries; (ii) the record owner(s) of such item and if different, the legal owner and beneficial owner(s) of such item; (iii) the jurisdiction in which such item is registered or filed and the applicable application, registration, or serial or other similar identification number; (iv) the filing date or registration date and issuance date or grant date; and (v) with respect to Domain Names, the applicable domain name registrar. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Registered Company Intellectual Property that is material to the operation or the conduct of the businesses of the Company and its Subsidiaries have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws. No cancellation, interference, opposition, reissue, reexamination or inter partes review is pending or, to the Knowledge of the Company, threatened in which the scope, validity, or enforceability of any material Registered Company Intellectual Property is being, has been, or could reasonably be expected to be, contested or challenged. Since March 1, 2022, no application for, or registration with respect to, any material Registered Company Intellectual Property has been abandoned, cancelled or allowed to lapse.

(b) The Company and its Subsidiaries own all of the Owned Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). All of the Owned Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(c) None of the Company nor any of its Subsidiaries has granted any exclusive right to use any material Owned Company Intellectual Property to any Person. No Person who has licensed Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to derivative works or improvements made by or on behalf of the Company or any of its Subsidiaries related to such Intellectual Property Rights, and no Person has the right to make or own improvements or derivative works of Owned Company Intellectual Property.

(d) (i) The Company or one of its Subsidiaries owns, is licensed or otherwise has sufficient rights to use all material Intellectual Property Rights used in, held for use in, or reasonably necessary to conduct the business of the Company and its Subsidiaries as conducted as of the date hereof; and (ii) the Owned Company Intellectual Property, together with the Company Inbound Licenses (as defined below) and Standard Software, constitute all of the Intellectual Property Rights reasonably necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted; provided that nothing in this Section 3.14(d) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property Right, which is the subject of Section 3.14(i).

(e) Section 3.14(e) of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract: (i) pursuant to which any material Intellectual Property Right or IT Asset is licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against the Company or any of its Subsidiaries (“Company Inbound Licenses”); or (ii) pursuant to which the Company or any of its Subsidiaries has granted to any Person any right or interest in any material Owned Company Intellectual Property, or pursuant to which the Company or any of its Subsidiaries has agreed not to enforce any Intellectual Property Right against any Person (“Company Outbound Licenses”), in each case, excluding (A) Standard Software; (B) non-exclusive licenses granted in the ordinary course of business (x) in connection with the sale of Company Products; (y) to a service-provider for such service-provider to perform the contracted-for services for the Company or any of its Subsidiaries; or (z) in connection with IT Assets (1) used in the ordinary course of business; and (2) involving annual payments by the Company and its Subsidiaries of $250,000 or less; (C) Contracts under which a license to Intellectual Property Rights is merely incidental to the transaction contemplated in such Contract; (D) confidentiality and non-disclosure agreements entered into in the ordinary course of business that do not include a license to any Owned Company Intellectual Property; and (E) Contracts entered into pursuant to the Company’s or any of its Subsidiaries’ template employee invention assignment agreements (copies of which have been made available to Parent) between the Company or such Subsidiary and an employee of the Company or such Subsidiary regarding the development of Intellectual Property Rights by such employee (“Employee Agreements”) and executed without material changes to the terms.

(f) The Company and its Subsidiaries take and, since March 1, 2022, have made commercially reasonable efforts, consistent with accepted industry standards, to protect and maintain (i) the confidentiality of all material confidential or proprietary information that the Company and its Subsidiaries hold as a Trade Secret; and (ii) its ownership and the proprietary nature of the Owned Company Intellectual Property (including entering into appropriate confidentiality agreements with employees with access to any material confidential or proprietary information that the Company and its Subsidiaries hold as Trade Secrets) and any material third-party Intellectual Property Rights within the possession or control of the Company or any of its Subsidiaries. Without limiting the foregoing, to the Knowledge of the Company, none of the Company nor any of its Subsidiaries has made any of its material Trade Secrets or other material confidential or proprietary information that it intended to maintain as confidential information (including source code of any Company Software) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such confidential information.

(g) Since March 1, 2022, each person who is or was an employee, officer, director, consultant or contractor of the Company or any of its Subsidiaries who has designed, created or otherwise developed within the scope of their employment or engagement any material Intellectual Property Rights has entered into valid and enforceable assignment agreements, presently and irrevocably assigning all of their right, title and interest in all such Intellectual Property Rights to the Company or any of its Subsidiaries. To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any material Intellectual Property Rights used or held for use by the Company or its Subsidiaries. To the Knowledge of the Company, no current employee is using any confidential information or other Intellectual Property Rights in the course of their employment with the Company or any of its Subsidiaries in breach of any Contract entered into by such employee with any former employer.

(h) No third-party Actions are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any material Owned Company Intellectual Property; or (ii) alleging that the Company or any of its Subsidiaries are infringing, misappropriating or otherwise violating the Intellectual Property Rights of any Person. Without limiting the foregoing, since March 1, 2022, none of the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries has infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any Person in any respect, including any notice or communication inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property Rights.

(i) To the Knowledge of the Company, since March 1, 2022, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any material Owned Company Intellectual Property. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, none of (i) the Owned Company Intellectual Property, (ii) the Company Products sold, distributed, or otherwise made commercially available by the Company or its Subsidiaries (iii) the Company IT Assets, (iv) the Company Software, nor (v) the operation or the conduct of the business of the Company and its Subsidiaries has violated, misappropriated or infringed, or is currently violating misappropriating or infringing, any Intellectual Property Right of any other Person. Since March 1, 2022, none of the Company nor any of its Subsidiaries has sent any written communication alleging infringement, misappropriation or violation of any Owned Company Intellectual Property.

(j) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution, or any military organization (each an “R&D Sponsor”) has been used to develop or to create, in whole or part, any material Owned Company Intellectual Property. No R&D Sponsor has any claim of right to, ownership of or license to or other encumbrance on any material Owned Company Intellectual Property.

(k) Since March 1, 2022, none of the Company nor any of its Subsidiaries is or has ever been a member of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Owned Company Intellectual Property.

(l) None of the Company nor any of its Subsidiaries has delivered, licensed, or made available any source code for material Company Software (excluding any Open Source Software) to any escrow agent or other Person who is not, as of the date of this Agreement, an employee, officer, or director of the Company or any of its Subsidiaries who needs such source code to perform his or her job duties or a consultant or contractor of the Company or any of its Subsidiaries performing services for the Company or such Subsidiary pursuant to a written agreement containing confidentiality and non-use restrictions related to Company Software and who has been provided with access to such source code solely to perform services for the Company or such Subsidiary. None of the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software (excluding any Open Source Software) to any escrow agent or other Person. No event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that, with or without notice or lapse of time, will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software (excluding any Open Source Software) to any other Person.

(m) Section 3.14(m) of the Company Disclosure Letter sets forth an accurate and complete list of all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined with or otherwise used in the provision of any Company Product sold, distributed, or otherwise made commercially available by the Company or its Subsidiaries or Company Software, which list specifies (i) the Contract under which each such item of Open Source Software has been licensed to the Company or any of its Subsidiaries; (ii) whether such item of Open Source Software has been modified by the Company or any of its Subsidiaries; and (iii) whether such item of Open Source Software is or was distributed by the Company or any of its Subsidiaries.

(n) The Company and its Subsidiaries have complied in all material respects with the requirements of the licenses for any Open Source Software that is or has been included, incorporated or embedded in, linked to, combined with or otherwise used in the provision of any Company Product or Company Software; and neither the Company nor any of its Subsidiaries is subject to any “copyleft” or other obligation or condition that requires or conditions the use or distribution of such product or service or portion thereof on, (i) the disclosure, licensing, or distribution of any source code for any Company Software or any portion(s) thereof, (ii) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Software or portion(s) thereof, or (iii) licensing or otherwise distributing or making available Company Software or any portion(s) thereof for a nominal or otherwise limited fee or charge, in each case, pursuant to any of the licenses for Open Source Software or as a result of using any such Open Source Software (other than the Open Source Software itself).

(o) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, since March 1, 2022, the Company and its Subsidiaries have (i) obtained all licenses and consents, provided all notices and disclosures, and taken all other steps, in each case, required to be in compliance with applicable Laws in order to collect and use all Training Data and AI Inputs used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted; and (ii) complied with all use restrictions and other requirements of any license, consent, or other Contract governing the Company’s and its Subsidiaries’ collection and use of such Training Data and AI Inputs. Since March 1, 2022, neither the Company nor any of its Subsidiaries has received any written (A) complaint or claim, proceeding, litigation or governmental inquiry or investigation alleging that Training Data or the use thereof in the development, training, fine tuning, testing or improvement of any Company Product was biased, untrustworthy or manipulated in an unethical or unscientific way, or any written report, finding or impact assessment of any internal or external auditor or other third party that makes any such allegation; or (B) request for information or testimony from regulators or legislators concerning any AI Technologies used in a Company Product.

(p) The Company and its Subsidiaries have implemented appropriate processes and policies for the nature and scope of use of AI Technologies by the Company and its Subsidiaries. Since March 1, 2022, to the Knowledge of the Company, there has been no actual or alleged non-compliance with any such processes and policies.

SECTION 3.15. Company Products. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, none of the Company Products sold, distributed, or otherwise made commercially available (a) contains any defect, or error that adversely affects the use, functionality, or performance of such Company Product; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product.

SECTION 3.16. Data Privacy and Technology; Information Security. (a) The Company and its Subsidiaries, and, to the Knowledge of the Company, all third parties Processing Personal Information on behalf of the Company or any of its Subsidiaries (“Data Partners”) are compliant in all material respects, and since March 1, 2022, have been compliant in all material respects, with all applicable (i) Data Privacy Laws, (ii) policies, notices, and/or statements related to privacy, security, or the Processing of Personal Information, in each case external-facing, written and published by the Company or any of its Subsidiaries (collectively in (ii), the “Data Policies”), and (iii) contractual commitments related to privacy, security, or the Processing of Personal Information, in each case, to which the Company and its Subsidiaries are subject (collectively (i) through (iii), the “Privacy Requirements”). Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have all necessary authority, consents and authorizations to Process the Personal Information in the Company’s and any such Subsidiary’s possession or under its control in connection with the operation of the Company and each such

Subsidiary. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the execution, delivery, and performance of this Agreement and the Transactions do not and will not: (i) conflict with or result in a violation or breach of any Privacy Requirements, or (ii) otherwise prohibit the transfer of Personal Information to the Parent or the MergerCo.

(b) Since March 1, 2022, the Company and its Subsidiaries have had contracts in place with all Data Partners which impose on such Data Partners obligations related to privacy, security, and the Processing of Personal Information as required by Data Privacy Laws.

(c) Since March 1, 2022, the Company and its Subsidiaries have used commercially reasonable measures, including technical, physical, and organizational measures, plans, procedures, controls, and programs, that are designed to protect Personal Information and confidential information from Security Incidents. Since March 1, 2022, employees of the Company and any of its Subsidiaries who have access to Personal Information have received documented training (in accordance with applicable Laws) with respect to compliance with all applicable Data Privacy Laws.

(d) Since March 1, 2022, the Company and its Subsidiaries have regularly tested their security program by conducting security audits, penetration tests, and/or vulnerability scans, and the Company and its Subsidiaries have not identified any high or critical vulnerabilities related to the business of the Company and its Subsidiaries as of the date hereof that have not been fully remediated. Since March 1, 2022, the Company and each of its Subsidiaries have internally performed a security risk analysis no less frequently than annually that is materially in compliance with the requirements to perform security analyses, audits, or assessments under any applicable Data Privacy Laws (the “Security Risk Analysis”). Since March 1, 2022, the Company and each of its Subsidiaries have addressed and remediated all critical and high threats and vulnerabilities identified in every Security Risk Analysis related to the business of the Company and its Subsidiaries.

(e) Since March 1, 2022, neither the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any Data Partner with respect to the Processing of Personal Information or confidential information on the Company’s or any of its Subsidiaries’ behalf, has experienced any material Security Incidents. In relation to any Security Incident and/or violation of a Privacy Requirement, since March 1, 2022, neither the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any Data Partner with respect to the Processing of Personal Information or confidential information on the Company’s or any of its Subsidiaries’ behalf, has (x) notified or been required to notify any Person, or (y) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person. The Company maintains insurance coverage containing industry standard policy terms and limits that are appropriate to the risk of liability relating to any Security Incident, including violations of Data Privacy Laws or Data Policies resulting therefrom, and no claims have been made under such insurance policy(ies).

(f) (i) The Company or one of its Subsidiaries owns, is licensed or otherwise has sufficient rights to use all Company IT Assets required to operate and perform in all material respects the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof, (ii) the Company IT Assets and the Company’s and its Subsidiaries’ related procedures and practices are designed, implemented, operated and maintained in accordance with customary industry standards and practices for businesses similar to the business of the Company and its Subsidiaries, including with respect to disaster recovery, redundancy, reliability, scalability and security, and (iii) the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry standards, that are designed to protect the Company Products and the Company IT Assets from unauthorized access and from any disabling codes or instructions, spyware, malware, Trojan horses, worms, viruses or other Software code or routines or back-doors that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement or destruction of any computer system or network or other device on which such code or routine is stored or installed, or any Software, data or other materials (“Malicious Code”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company Products, Company Software and Company IT Assets are free from Malicious Code.

SECTION 3.17. Property. (a) Section 3.17(a) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Owned Real Property. The Company or one of its Subsidiaries has good and insurable fee title (or the equivalent in any applicable foreign jurisdiction) to each Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Neither the Company nor any of its Subsidiaries has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any portion of the Owned Real Property. Neither the Company nor any of its Subsidiaries has granted any third party the right to use or occupy all or any portion of any Owned Real Property. The Owned Real Property and the improvements located thereon are in good operating condition, except for reasonable maintenance and repairs and ordinary wear and tear.

(b) Section 3.17(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Leased Real Property along with each corresponding Company Lease. The Company or one of its Subsidiaries has a good and valid leasehold, subleasehold or license interest (as tenant, subtenant or licensee) in each Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances), subject to the terms of the applicable Company Lease. Neither the Company nor any of its Subsidiaries has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any portion of the Leased Real Property. Neither the Company nor any of its Subsidiaries has granted any third party the right to use or occupy all or any portion of any Leased Real Property. Neither the Company nor one of its Subsidiaries has collaterally assigned or granted any other security interest in any Company Lease or any interest therein (other than Permitted Encumbrances).

(c) The Owned Real Property and the Leased Real Property comprise, in all material respects, all of the real property currently used in, or otherwise related to, the business of the Company.

SECTION 3.18. Contracts. (a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract (but, except for purposes of clause (xiii) below, excluding any Company Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) is filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) is a joint venture, partnership, co-investment, limited liability, strategic alliance or other similar arrangement, other than with respect to any partnership that is solely between or among the Company or any of its wholly owned Subsidiaries;

(iii) provides for (A) indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $1,000,000, other than indebtedness solely between or among any of the Company and its wholly owned Subsidiaries, (B) capital or finance lease obligations as determined under GAAP having an outstanding or committed amount in excess of $1,000,000 or (C) any interest rate, commodity or currency protection agreement or similar hedging agreement;

(iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $5,000,000 that was entered into after March 1, 2022, excluding (A) acquisitions or dispositions of inventory in the ordinary course of business or (B) dispositions of assets or properties that are no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(v) is entered into with a Top Customer;

(vi) is entered into with a Top Supplier;

(vii) is a Company Lease underlying Leased Real Property with annual rental payments in excess of $250,000;

(viii) obligates the Company to make any capital expenditure in an amount in excess of $1,500,000 individually or $2,000,000 in any calendar year;

(ix) is a settlement agreement or co-existence agreement imposing future limitations on the operation of Company or its Subsidiaries;

(x) is a Company Inbound License;

(xi) is a Company Outbound License;

(xii) provides for the development of any Intellectual Property Rights, independently or jointly, by or for the Company or any of its Subsidiaries, other than Employee Agreements;

(xiii) is a Collective Bargaining Agreement;

(xiv) contains provisions that (A) grant a “most favored nation” or other most favored treatment to any Person (including with respect to customer pricing), (B) prohibit, restrict or limit in any material respect the right or ability of the Company or any of its Subsidiaries to (1) compete in or conduct any line of business, in any market, with any other Person, or in any jurisdiction; or (2) acquire any product or other asset or any services, including with respect to any amount or proportion of or requirements for any of the foregoing, from any other Person, sell any product or other asset to or perform any services for any other Person, or otherwise transact business or deal in any other manner with any other Person; or (C) grant a right of exclusivity, a right of first refusal or a right of first negotiation other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 45 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(xv) provides for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company or its Subsidiaries’ standard forms previously made available to Parent;

(xvi) is a Contract with any Governmental Authority and that is material to the business of the Company and its Subsidiaries, taken as a whole;

(xvii) is a Contract relating to an Affiliate Transaction; or

(xviii) provide for any Encumbrance on the assets of the Company or its Subsidiaries, whether tangible or intangible, to secure any obligations in an amount in excess of $1,000,000.

(b) Except (I) with respect to any Contract that has expired in accordance with its terms, been terminated, restated or replaced or (II) as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole, (i) subject to the Bankruptcy and Equity Exception, (x) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and (y) is in full force and effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, (iii) neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract and (iv) to the Knowledge of the Company, the counterparty under such Material Contract is not in breach or default thereof. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a material default or exercise any material remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any material grant or material rights or other material obligation under a Material Contract; or (D) give any Person the right to cancel, terminate or materially modify any Material Contract (other than Material Contracts that may be cancelled or terminated for convenience). Neither the Company nor any of its Subsidiaries has received from any Person party to a Material Contract any written notice or other communication regarding (1) any material violation or material breach of, or material default under, or the cancellation or termination of any Material Contract; or (2) any intent of such Person to terminate, not renew or materially modify or amend the terms of such Material Contract or otherwise materially reduce its business relationship with the Company and its Subsidiaries. Without limiting the foregoing, no Person is renegotiating, or has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company or any of its Subsidiaries under any Material Contract.

(c) As of the date hereof, the Company has made available to Parent true, correct and complete copies of the Material Contracts, including all amendments thereto.

(d) Section 3.18(d) of the Company Disclosure Letter sets forth (i) a list of the 10 largest customers of the Company and its Subsidiaries on a consolidated basis (together, the “Top Customers”), as measured by the dollar value of total sales to such Top Customers for the aggregate period starting on January 1, 2024 and ending on May 31, 2025; and (ii) a list of the 10 largest suppliers of the Company and its Subsidiaries on a consolidated basis (together, the “Top Suppliers”), as measured by the dollar value of total purchases from such suppliers for the aggregate period starting on January 1, 2024 and ending on May 31, 2025.

SECTION 3.19. Regulatory Matters.

(a) The Company and each of its Subsidiaries is, and since March 1, 2022 has been, in material compliance with all applicable Laws regulating the research, testing, formulation, development, manufacturing, processing, testing, labeling, packaging, advertising, importing, exporting, promotion, distribution or sale of drugs, medical devices, biologics, human cells, tissues, and cellular- and tissue-based products, or combination products in commerce, including the Federal Food, Drug, and Cosmetic Act (the “FDCA”), the Controlled Substances Act, the Fair Packaging and Labeling Act, the Federal Trade Commission Act, state and foreign analogs thereof, and any regulations promulgated thereto (collectively, “FDA Laws”).

(b) Each Company Product is being, and since March 1, 2022 has been, developed, manufactured, processed, tested, packaged, labeled, distributed, imported, exported, advertised, promoted, marketed and sold in material compliance with all applicable FDA Laws, including, but not limited to, those relating to investigational use, premarket clearance, registration and listing, marketing approval to market a Company Product, good manufacturing practices, quality systems regulations and requirements, ISO requirements, good clinical practices, good laboratory practices, good tissue practices, labeling, advertising, record keeping, and filing of required reports and security. Since March 1, 2022 through the date of this Agreement, and, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, prior to the Closing, neither the Company nor any of its Subsidiaries has received or will receive (as applicable) any written notice from the FDA or any other Governmental Authority, (i) contesting the investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any Company Products, or (ii) otherwise alleging any violation of Laws applicable to any Company Product.

(c) Since March 1, 2022, there have been no: (i) recalls (whether voluntary or involuntary), buy-backs, field notifications, field corrections, market withdrawals or replacements, investigator notices, “dear doctor” letters, safety alerts, or other notices or Actions with respect to any Company Product relating to an actual or alleged lack of safety, efficacy, or failure to comply with applicable Laws or (ii) seizures, injunctions, consent decrees, shutdowns, import or export prohibitions, notices of violation, warning or untitled letters, inspectional observations (including FDA Form 483), or other adverse events issued or taken by any Governmental Authority with respect to any Company Product or, to the Company’s Knowledge, any contract manufacturer, licensee or distributor of any Company Product, or any facility where any Company Product is developed, manufactured, distributed, processed, tested, labeled, or packaged. As of the date of this Agreement, no Company Product is under consideration by the Company or, to the Knowledge of the Company, by any Governmental Authority or other third party, for recall, buy-back, field correction, market withdrawal, or market replacement. Since March 1, 2022, neither the Company nor any of its Subsidiaries has, with respect to any Company Product, received any reports of any event or circumstance that would be classified as a “Serious Adverse Event”, as that term is defined under the FDCA and applicable regulations. The Company and its Subsidiaries have made available to Parent accurate summaries or complete copies of all material serious adverse event reports and periodic adverse event reports that have been received by the Company or any of its Subsidiaries since March 1, 2022.

(d) As to each Company Product for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been granted, cleared or approved, the Company and its Subsidiaries are in material compliance with applicable Laws, including the FDCA, and specifically, 21 U.S.C. §§ 360 and 360e and 21 C.F.R. Parts 11, 803, 807, 812, 814 or 820, respectively, as applicable, and similar Laws and all terms and conditions of such applications.

(e) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no Company Product (or article thereof) manufactured, sold, or distributed by the Company or any of its Subsidiaries is, or since March 1, 2022 has been, (i) adulterated or misbranded within the meaning of FDA Laws or

(ii) a product that is in violation of 21 U.S.C. §§ 360 and 360e or similar Laws. There are not presently, and since March 1, 2022, there have not been, any material claims filed or threatened against the Company or any of its Subsidiaries alleging (A) death, illness, or property or bodily injury due to the exposure or use of any Company Product, or (B) breach of any duty to warn, test, inspect, or instruct of dangers with respect to any Company Product.

(f) All advertising, marketing, or promotional materials of the Company and its Subsidiaries with respect to the Company Products (including, for the avoidance of doubt, any claims made in such materials about the safety or efficacy of any Company Product made by the Company, any Subsidiary of the Company, or any third party with whom the Company or any of its Subsidiaries has had a contractual or agency relationship) are, and since March 1, 2022, have been, in material compliance with FDA Laws and other applicable Laws relating to consumer protection or false or deceptive advertising or marketing practices. For each claim made about any Company Product that requires adequate substantiation under applicable Laws so as to render such claim not false or misleading, the Company and its Subsidiaries possess such substantiation.

(g) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, since March 1, 2022, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Since March 1, 2022 through the date of this Agreement, and, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, prior to the Closing, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, has been or will be (as applicable), or received or will receive (as applicable) written notice of action or threat of action to be, convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Since March 1, 2022 through the date of this Agreement, and, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, prior to the Closing, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, has been or will be (as applicable), or received or will receive (as applicable) written notice of action or threat of action to be, convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law.

(h) Since March 1, 2022 through the date of this Agreement, and, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, prior to the Closing, neither the Company nor any of its Subsidiaries has received or will receive (as applicable) any written notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any Action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall or market withdrawal of any Company Product, or (ii) commenced, or threatened to initiate, any Action to enjoin the manufacture or distribution of any Company Product produced at any facility where any Company Product is manufactured, tested, processed, packaged or held for sale.

(i) Each of the Company and its Subsidiaries is, and since March 1, 2022, has been, in material compliance with: (i) laws, regulations and guidance pertaining to state and Federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Regulations; (ii) laws, regulations and guidance pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations); and (iii) transparency laws and regulations (including The Physician Payments Transparency Requirements of the Patient Protection and Affordable Care Act of 2010 (codified at 42 U.S.C. § 1320a-7h) and its implementing regulations) relating to reporting of direct or indirect payments and transfers of value provided to physicians and teaching hospitals and all similar state laws and regulations, including, without limitation, Chapter 111N of the General Laws of the Commonwealth of Massachusetts and the Vermont statute at 18 Vt. Stat. Ann. Tit. 18, § 4631a.

(j) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there are no Actions or governmental, regulatory or administrative investigations, audits, inquiries or actions, or any facts, circumstances or conditions that would reasonably be expected to form the basis for any Action or governmental, regulatory or administrative investigation, audit, inquiry or action, against or affecting the Company or any of its Subsidiaries relating to or arising under (i) the FDCA and the regulations of the FDA promulgated thereunder or similar Laws, (ii) the Public Health Service Act of 1944, (iii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws or (iv) applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information, including United States federal and state Laws pertaining to the Medicare and Medicaid programs, United States federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a Governmental Authority or government or private health care program, and United States federal or state Laws pertaining to contracting with the government and similar Laws.

(k) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries has obtained and maintained in full force and effect all Permits required under FDA Laws, including all premarket approval applications, premarket notifications, biologic approvals, investigational drug or device exemptions, or similar state or foreign regulatory applications

(such Permits, the “Regulatory Permits”), necessary to research, formulate, develop, manufacture, process, test, label, package, distribute or sell the Company Products to carry on its business and operations as presently conducted. Since March 1, 2022, there has occurred no material default under, or violation of, any such Regulatory Permit. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Regulatory Permit.

(l) Neither Company nor any Subsidiary of the Company is a “Covered Entity”, as that term is defined in 45 C.F.R. § 160.103. The Company and its Subsidiaries are not in breach, default, or violation in any material respect of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act or any applicable state Laws relating to the confidentiality of “protected health information.” To the extent required under HIPAA, the Company and its Subsidiaries are party to compliant business associate agreements with all appropriate parties.

(m) Healthcare Compliance.

(i) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and each of its Subsidiaries hold all Permits relating to the development, manufacture, commercialization, storage, labeling, packaging, marketing, promotion, supply, lease, research, clinical study, import and export, distribution, sale, provision, use and/or administration of, and/or payment for, any Company Products required to be obtained under Healthcare Laws (collectively herein, “Product Development and Commercialization Activities”) and (B) all such Permits are (x) legally and beneficially owned exclusively by the Company or its Subsidiary, as applicable, free and clear of all Encumbrances other than Permitted Encumbrances, and (y) as applicable, validly registered and on file with the applicable Governmental Authority, in compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, valid and enforceable with the applicable Governmental Authority.

(ii) The Company and each of its Subsidiaries is, and since March 1, 2022 has been, in compliance in all material respects with all applicable Healthcare Laws with respect to the Company Products and all Product Development and Commercialization Activities related thereto (including the requirements of Third Party Payor Programs) and all Permits required under Healthcare Laws.

(iii) There are no governmental investigations, internal investigations, subpoenas, investigative demands, notices or other correspondence from a Governmental Authority involving and/or related to the Company’s, any of its Subsidiaries’, or an Affiliate of the Company or any of its Subsidiaries’ failure to comply with Healthcare Laws.

(iv) None of the Company, any Subsidiary of the Company, nor any Affiliate of the Company, nor any owner, officer, director, partner, administrative agent, employee or Person who is a “person with a direct or indirect ownership or control interest” or is a “managing employee” (as those terms are defined in 42 C.F.R. § 420.201) in the

Company or any of its Subsidiaries, is or since March 1, 2022 has been (or, has been threatened to be) (A) excluded from any Third Party Payor Program pursuant to 42 U.S.C. §1320a-7 and related regulations, (B) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable Laws or regulations, (C) debarred, disqualified, suspended or excluded from participation in any Third Party Payor Program or is listed on the General Services Administration’s System for Award Management list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion threatened or pending, or (D) made a party to any other Action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any applicable Laws.

(v) None of the Company, any of its Subsidiaries, or any Affiliate thereof, is a party to, or bound by, any corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement or other material agreement with any Governmental Authority concerning such Person’s non-compliance with applicable Healthcare Laws.

(vi) The Company and each of its Subsidiaries holds all Third Party Payor Authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs in which they participate, in each case except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. There is no material investigation, audit, claim review, or other Action pending or, to the Knowledge of the Company, threatened, which could result in a suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Third Party Payor Authorization or result in the Company’s, any of its Subsidiaries’, or an Affiliate of the Company’s or any of its Subsidiaries’ exclusion from any Third Party Payor Program.

(vii) As applicable to the Company, each of its Subsidiaries, and the Company Products, the Company, each of its Subsidiaries, and each Affiliate of the Company has the requisite power and approval to bill Medicare (to the extent such Person participates in Medicare), the respective Medicaid program in the state or states in which such Person operates (to the extent such Person participates in the Medicaid program in such state or states), and all other commercial payor programs that such Company, its Subsidiary, or Affiliate of the Company or its Subsidiary currently bills, in each case except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. There is no material investigation, audit, claim review, or other Action pending with respect to Company, any of its Subsidiaries, or Affiliate of the Company or its Subsidiary, to the Knowledge of Company, threatened in writing which would reasonably be expected to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any provider number issued to the Company, any of its Subsidiaries, or any Affiliate of the Company or any of its Subsidiaries or result in the exclusion of Company, any of its Subsidiaries, or any Affiliate of the Company or any of its Subsidiaries from Medicare or Medicaid, nor is there any material Action pending or, to the Knowledge of the Company, threatened in writing, pursuant to which any Governmental Authority seeks to impose material sanctions with respect to the Company or any of its Subsidiaries.

(viii) (A) The Company and its Subsidiaries do not practice medicine or dentistry, nor do any activities of the Company or its Subsidiaries require the Company or such Subsidiary to operate as a professional corporation, licensed clinic, or other entity legally authorized to practice dentistry or medicine and (B) no activities of the Company or any of its Subsidiaries require the Company or such Subsidiary to register as a dental services organization under the Laws of any state, including, without limitation, Chapter 73 of the Texas Business & Commerce Code and the Texas Secretary of State’s administrative rules found at 1 Tex. Admin. Code Ch. 98.

(ix) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all discounts or rebates provided by the Company or any of its Subsidiaries to any customer or other third party have fully complied with all Laws, including all Healthcare Laws and the provisions of 42 C.F.R. § 1001.952(h), as applicable.

(n) Anti-Corruption. The Company and each of its Subsidiaries is and has been in material compliance with all applicable Laws relating to the prevention of corruption or bribery (including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Anti-Kickback Act of 1986, as amended, and the UK Bribery Act 2010, and any other applicable Laws of similar effect promulgated, enforced, or administered by any Governmental Authority in the jurisdictions applicable to the Company or its Subsidiaries (collectively “Anti-Corruption Laws”)) since March 1, 2022. Neither the Company nor any of its Subsidiaries has: (i) used any corporate funds (A) to make any unlawful payment to any government official or employee (including unreported political contributions), or (B) to establish or maintain any unlawful or unrecorded fund or account of any nature; (ii) made any unlawful payment to any Person, or unlawfully provided anything of value (whether as property, services, or in any other form) to any Person, for the purposed of obtaining an improper business advantage; or (iii) agreed, committed, or offered to undertake any of the foregoing actions. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any court or Governmental Authority with respect to any Anti-Corruption Laws.

(o) Anti-Money Laundering. The Company and each of its Subsidiaries is and has been in compliance with all applicable U.S. and other Laws related to terrorism or money laundering since March 1, 2022, including (i) the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. §§ 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA PATRIOT Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079) and (iv) any other enabling legislation, executive order or regulations issued pursuant or relating thereto applicable to Company and any of its Subsidiaries (collectively “Anti-Money Laundering Laws”). There is no Action pending or threatened in writing against the Company or any of its Subsidiaries before any court or Governmental Authority with respect to any Anti-Money Laundering Laws.

(p) International Trade Compliance.

(i) The Company and each of its Subsidiaries is and has been in compliance with all applicable U.S. and other applicable economic sanctions and export control Laws since March 1, 2022, including (A) the Export Administration Regulations, 15 C.F.R. §§ 730-774; (B) the Arms Export Control Act, 22 U.S.C. § 2778, and the corresponding International Traffic in Arms Regulations; (C) the economic sanctions Laws and regulations enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part 500 et seq., and the U.S. Department of State; (D) the anti-boycott regulations, guidelines, and reporting requirements under the Export Administration Regulations and Section 999 of the Code; and (E) any other economic sanctions or export control Laws applicable to Company and any of its Subsidiaries (collectively “Export Control Laws”). There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any court or Governmental Authority with respect to any Export Control Laws.

(ii) The Company and each of its Subsidiaries is and has been in compliance with all applicable U.S. and other applicable Laws governing the classification, valuation, duties, origination, and marking of foreign-origin products imported into the United States and other relevant jurisdictions (collectively “Customs Laws”), as well as any similar requirements imposed under bilateral or multilateral Free Trade Agreements to which the United States is a party (“FTAs”) since March 1, 2022. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any court or Governmental Authority with respect to any Customs Laws.

SECTION 3.20. Affiliate Transactions. Except for (a) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed SEC Documents or (b) any Company Plans, Section 3.20 of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any (x) present executive officer or director of the Company, (y) Person that, to the Knowledge of the Company, is the record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date of this Agreement or (z) to the Knowledge of the Company, any Affiliate of any such executive officer, director or owner (other than the Company or any of its Subsidiaries), on the other hand (such transactions, “Affiliate Transactions”).

SECTION 3.21. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof and all premiums and other payments due on such insurance policies have been paid by the Company and its Subsidiaries, as applicable, (c) no written notice of cancelation or modification has been received other than in connection with renewals in the ordinary course of business and (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies. There are no material claims pending under any of the insurance policies for which coverage has been denied or disputed by the applicable insurance carrier or for which a carrier has provided a notice of reservation of rights. The Company has made available to Parent all material insurance policies (or, if such policies have not been issued as of the date hereof, insurance binders in respect of such policies) maintained by the Company or any of its Subsidiaries.

SECTION 3.22. No Rights Agreement; Anti-Takeover Provisions. (a) As of the date hereof, neither the Company nor any of its Subsidiaries is party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.11 [ownership of equity of the Company], as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the Merger Transactions.

SECTION 3.23. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing) of Centerview Partners LLC (“Centerview”) to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than (a) shares of Company Common Stock owned by the Company as treasury shares, (b) shares of Company Common Stock held by Parent or MergerCo, (c) Appraisal Shares and (d) any shares of Company Common Stock held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or MergerCo.

SECTION 3.24. Brokers and Other Advisors. Except for Centerview, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent or its Representatives true and complete copies of all agreements between the Company and Centerview relating to the Merger or the consummation of the Transactions.

SECTION 3.25. No Other Parent and MergerCo Representations or Warranties. Except for the representations and warranties made by Parent and MergerCo in Article IV, the Company (for itself and on behalf of its Representatives) hereby acknowledges that neither Parent, MergerCo nor any other Person (a) have made or are making, and each of the Company and its Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to Parent, MergerCo or any of their respective Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent, MergerCo or any of their respective Subsidiaries, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by the Company or any of its Representatives or (b) will have or be subject to any liability or indemnification obligation to the Company or any of its Representatives resulting from the delivery, dissemination or any other distribution to the Company or its Representatives (in any form whatsoever and through any medium whatsoever), or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives. The Company hereby acknowledges (for itself and on behalf of its Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Parent and MergerCo and, in making its determination to proceed with the Transactions, the Company and its Representatives have relied on the results of their own independent investigation and the representations or warranties set forth in Article IV.

ARTICLE IV

Representations and Warranties of Parent and MergerCo

Parent and MergerCo jointly and severally represent and warrant to the Company:

SECTION 4.01. Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and MergerCo is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. Each of Parent and MergerCo has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and MergerCo’s certificates of incorporation, bylaws or comparable governing documents, as applicable, each as amended to the date of this Agreement and such documents are in full force and effect and neither Parent nor MergerCo is in violation of any of the provisions in such documents in any material respect.

SECTION 4.02. Authority; Noncontravention. (a) Each of Parent and MergerCo has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Board of Directors of Parent has unanimously adopted resolutions (i) determining that it is in the best interests of Parent and its stockholders, and declaring it advisable, that Parent enter into this Agreement and consummate the Transactions and (ii) approving this Agreement and the consummation of the Transactions, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of MergerCo has unanimously adopted resolutions (i) determining that it is in the best interests of MergerCo and its stockholder, and declaring it advisable, that MergerCo enter into this Agreement and consummate the Transactions, (ii) approving this Agreement and the consummation of the Transactions, including the Merger, (iii) recommending that MergerCo’s stockholder adopt this Agreement and (iv) directing that this Agreement and the Transactions be submitted for consideration at a meeting or by unanimous written consent of MergerCo’s stockholder, which resolutions have not been subsequently rescinded, modified or withdrawn. No vote of holders of capital stock or other equity interests of Parent is necessary to approve this Agreement or the consummation by Parent and MergerCo of the Merger and the other Transactions. Parent, as the sole stockholder of MergerCo, will approve this Agreement and the Transactions immediately following the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or MergerCo is necessary to authorize the execution, delivery and performance by Parent and MergerCo of this Agreement and the consummation by Parent and MergerCo of the Transactions. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and MergerCo, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or MergerCo pursuant to this Agreement or the Transactions.

(b) Neither the execution and delivery of this Agreement by Parent and MergerCo, nor the consummation by Parent or MergerCo of the Transactions, nor performance or compliance by Parent or MergerCo with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or MergerCo or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, MergerCo or any of their respective Subsidiaries or (y) contravene, conflict with, breach, violate or constitute a default under (or constitute an event that, with or without the filing of notice or the lapse of time or both, would breach, violate or constitute a default under), or result in or permit the termination, cancellation, triggering, acceleration or other change of any right or obligation or the loss of any benefit to which Parent, MergerCo or any of their respective Subsidiaries is entitled or require any consent or other action by any Person or require any notice under (whether with or without the filing of notice or the lapse of time or both), any material Contract to which Parent, MergerCo or any of their respective Subsidiaries are a party or material Permit held by Parent, MergerCo or any of their respective Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the rules and regulations of NASDAQ, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (d) filings required under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws, (e) filings required under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws and (f) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and MergerCo, the performance by Parent and MergerCo of their respective obligations hereunder and the consummation by Parent and MergerCo of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04. Ownership and Operations of MergerCo. Parent owns beneficially and of record all of the outstanding shares of MergerCo, free and clear of all Encumbrances. MergerCo was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

SECTION 4.05. Financing.

(a) Parent has delivered to the Company true, complete and correct copies of (i) the executed debt commitment letter, dated as of the date hereof, from the Debt Financing Sources party thereto (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with the terms of this Agreement, and including all annexes, exhibits, schedules and other attachments thereto, the “Debt Commitment Letter”), pursuant to which such Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide debt financing to MergerCo in the aggregate amounts set forth therein for the purposes of funding a portion of the Financing Uses (the “Debt Financing”), and (ii) the executed equity commitment letter, dated as of the date hereof, from the Equity Commitment Party (including all annexes, exhibits, schedules and other attachments thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which the Equity Commitment Party has committed, subject to the terms and conditions set forth therein, to provide equity financing to Parent in the aggregate amount set forth therein for the purposes of funding the Financing Uses (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b) Parent has also delivered to the Company true, complete and correct copies of any fee letters related to the Debt Commitment Letter, subject, in the case of each such fee letter, to redaction solely of fee amounts and other economic terms and “market flex” provisions (if any), which such redactions shall be made in a manner customary for transactions of this type, and none of which redactions shall cover terms that could (i) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing and available cash of the Company and its Subsidiaries), (ii) impose any new adverse condition or contingency or otherwise adversely amend, modify or expand any conditions precedent to the Debt Financing or (iii) adversely affect the enforceability, availability or termination of the Debt Financing.

(c) As of the date of this Agreement, (i) none of the Commitment Letters in the form delivered to the Company have been amended, supplemented or modified and (ii) the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect and, to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated. Except for the fee letters referred to in clause (b) above and customary engagement letters and fee credit letters with respect to the Debt Financing (none of which (x) reduces the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing and available cash of the Company and its Subsidiaries), (y) imposes any new condition or contingency or otherwise adversely amends, modifies or expands any conditions precedent to the Debt Financing or (z) adversely affects the enforceability, availability or termination of the Debt Financing), there are no side letters, Contracts or other arrangements or understandings to which Parent, MergerCo or any of their Affiliates is a party related to the funding or investing, as applicable, of the Financing or the other Transactions other than as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof.

(d) The Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and MergerCo, as the case may be, and, to the Knowledge of Parent, each of the other parties thereto, except, in each case, as such enforceability may be limited by the Bankruptcy and Equity Exception. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing (including pursuant to any “market flex” provisions in any fee letters), other than as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent, MergerCo or, to Parent’s Knowledge any other party thereto under any of the Commitment Letters, (ii) constitute a failure to satisfy a condition on the part of Parent, MergerCo or, to Parent’s Knowledge, any other party thereto under any of the Commitment Letters or (iii) result in any portion of the amounts to be funded or invested in accordance with the Commitment Letters being unavailable on the Closing Date.

(e) As of the date of this Agreement, assuming the satisfaction or waiver of conditions to Parent’s and MergerCo’s obligations to consummate the Merger, Parent has no reason to believe that it or any of the other parties to the Commitment Letters will be unable to satisfy on a timely basis any term or condition of the Commitment Letters required to be satisfied by it or any such other party, as applicable, that the conditions thereof will not otherwise be satisfied or that the full amount of the Financing will not be made available to Parent in full on or prior to the Closing Date. Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, Parent and MergerCo will have on the Closing Date funds sufficient to (i) pay the aggregate Merger Consideration and the other payments under Article II, (ii) pay any and all fees and expenses required to be paid at Closing by Parent and MergerCo in connection with the Merger and the Financing, (iii) prepay or repay any outstanding indebtedness of the Company or its Subsidiaries required to be prepaid or repaid in connection with the Transactions and (iv) satisfy all of the other payment obligations of Parent and MergerCo contemplated hereunder (clauses (i) through (iv), the “Financing Uses”).

(f) In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or MergerCo hereunder.

(g) Notwithstanding anything to the contrary contained herein, the Company agrees that an inaccuracy of the representation and warranty in this Section 4.05 shall not result in the failure of a condition precedent to its obligations under this Agreement if (notwithstanding such inaccuracy) Parent is willing and able to consummate the transactions contemplated by this Agreement on the Closing Date on the terms set forth herein.

SECTION 4.06. Solvency. Neither Parent nor MergerCo is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger and the accuracy of the representations and warranties of the Company set forth in Article III, and after giving effect to the Transactions and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Equity-Based Awards under this Agreement), and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the applicable Transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date and (c) such Person and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or any combination thereof, to meet its obligations as they become due.

SECTION 4.07. Certain Arrangements. There are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between Parent, MergerCo or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors or any beneficial owner of shares of Company Common Stock, on the other hand, (a) that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing) or the Transactions (including as to continuing employment or equity roll-over) or (b) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against or otherwise oppose any Superior Proposal.

SECTION 4.08. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, MergerCo or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 4.09. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or MergerCo for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and MergerCo make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

SECTION 4.10. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of Parent and MergerCo, threatened Action or, to the Knowledge of Parent and MergerCo, any investigation by any Governmental Authority, in each case by or against Parent or MergerCo, any of their Affiliates or any of their respective properties or assets or (b) outstanding Judgment imposed upon or affecting Parent or MergerCo, any of their Affiliates, in each case, by or before any Governmental Authority.

SECTION 4.11. Ownership of Equity of the Company. Neither Parent nor MergerCo nor any of their Affiliates own any shares of Company Common Stock or are or have been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company since the three years prior to the date hereof.

SECTION 4.12. Competing Businesses. As of the date of this Agreement, neither Parent nor MergerCo nor any of their Affiliates is party to any agreement to effect, nor in discussions or negotiations regarding, any merger, acquisition or similar transaction involving any Person or business that competes with the Company.

SECTION 4.13. No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in Article III, Parent and MergerCo (each for itself and on behalf of its Representatives) hereby acknowledge that neither the Company nor any other Person (a) have made or are making, and each of Parent, MergerCo and their respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, MergerCo or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, MergerCo or any of their respective Representatives or (b) will have or be subject to any liability or indemnification obligation to Parent, MergerCo or any of their respective Representatives resulting from the delivery, dissemination or any other distribution to Parent, MergerCo or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, MergerCo or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, MergerCo or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent and MergerCo hereby acknowledge (each for itself and on behalf of its Representatives) that they have conducted, to their satisfaction, their own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making their determination to proceed with the Transactions, each of Parent, MergerCo and their respective Representatives have relied on the results of their own independent investigation and the representations or warranties set forth in Article III.

SECTION 4.14. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and MergerCo and their respective Representatives, the negotiations of this Agreement or the course of the Transactions, Parent, MergerCo and their respective Representatives have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and MergerCo hereby acknowledge (each for itself and on behalf of its Representatives) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and MergerCo are familiar, that Parent and MergerCo (each for itself and on behalf of its Representatives) are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent, MergerCo and their respective Representatives have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III, any rights hereunder with respect thereto.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.01. Conduct of Business. (a) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), (i) the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to carry on its and their business in the ordinary course of business and (ii) to the extent consistent with the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to (A) preserve substantially intact the goodwill, current business organizations and material assets, properties and Contracts of the Company and its Subsidiaries, (B) keep available the services of its current officers and key employees and (C) preserve substantially intact the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, Governmental Authorities and other persons with whom, in each case, the Company or any of its Subsidiaries has material business relations; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause each of its Subsidiaries not to:

(i) other than transactions solely between and among the Company and its wholly owned Subsidiaries, issue, sell, distribute, assign, transfer, grant or dispose of any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any warrants, options or other rights of any kind to purchase any shares of its capital stock or other equity or voting interests); provided that the Company may issue shares of Company Common Stock or other securities pursuant to (A) the exercise or settlement (as applicable) of Equity-Based Awards outstanding as of the date hereof under the Equity Plans or granted after the date of this Agreement in a manner not in violation of this Agreement, and (B) obligations under the Company ESPP, in the case of each of clauses (A) and (B), in accordance with the Equity Plan, the award agreement for the terms of such Equity-Based Award or the Company ESPP, as applicable;

(ii) other than transactions solely between or among the Company and its wholly owned Subsidiaries, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting interests, or any securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any warrants, options or rights of any kind to purchase any shares of its capital stock or other equity or voting interests) (other than pursuant to (A) the forfeiture of, or withholding of Taxes with respect to, Equity-Based Awards in accordance with their terms or (B) the purchase of shares of Company Common Stock under the Company ESPP in accordance with the terms thereof);

(iii) other than transactions solely between or among the Company and its wholly owned Subsidiaries, establish a record date for, authorize, declare, make, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;

(iv) split, combine, subdivide, recapitalize, reclassify or effect any similar change in capitalization of any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), except for the liquidation or dissolution of any dormant wholly owned Subsidiary;

(vi) incur or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, incur any capital or finance lease obligations as determined under GAAP (collectively, “Indebtedness”), except for (A) intercompany Indebtedness between or among the Company and its wholly owned Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made, entered into or drawn in the ordinary course of business and consistent with past practice, (C) Indebtedness incurred in connection with the renewal, extension or refinancing of any Indebtedness or revolving facility or line of credit existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder in an amount not to exceed the outstanding principal amount of such Indebtedness as in effect on the date of this Agreement and (D) additional Indebtedness incurred after the date of this Agreement in an aggregate principal amount not to exceed $10,000,000;

(vii) enter into any swap or hedging transaction or other derivative agreements, except for (A) any such transaction or agreement entered into in the ordinary course of business, (B) any such transaction or agreement related to any Indebtedness or revolving facility or line of credit existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder and (C) renewals, extensions or refinancing of any swap or hedging transactions or other derivative agreements existing on the date of this Agreement or permitted to be entered into hereunder;

(viii) make any loans, capital contributions or advances (other than accounts receivable in the ordinary course of business) to any Person other than solely between or among the Company and wholly owned Subsidiaries of the Company;

(ix) sell or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets (excluding Intellectual Property Rights), except (A) transfers, sales or leases solely between or among the Company and its wholly owned Subsidiaries, (B) ordinary course dispositions of properties or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (C) leases or licenses of real property owned by the Company or its Subsidiaries, and subleases or licenses of real property leased by the Company or its Subsidiaries, in each case, in the ordinary course of business, (D) sales or leases in the ordinary course of business and (E) sales or leases of properties or assets for consideration not to exceed $500,000 individually or $2,500,000 in the aggregate;

(x) (A) transfer, sell, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance), cancel, abandon, fail to maintain or allow to lapse or expire (including by failure to pay the required fees in any jurisdiction) any Owned Company Intellectual Property, except for the disposal of any Registered Company Intellectual Property at the end of its statutory life; or (B) intentionally fail to maintain any material Trade Secrets included in the Owned Company Intellectual Property, or intentionally disclose any material Trade Secrets included in the Owned Company Intellectual Property to a third party other than pursuant to a written confidentiality agreement that requires each such Person to protect the confidentiality of such information;

(xi) take any action that would trigger the release of the source code of any material Company Software to a third party who is not an employee, officer, or director of the Company or any of its Subsidiaries who needs such source code to perform his or her job duties or a consultant or contractor of the Company or any of its Subsidiaries performing services for the Company or such Subsidiary pursuant to a written agreement containing confidentiality and non-use restrictions related to Company Software and who has been provided with access to such source code solely to perform services for the Company or such Subsidiary;

(xii) grant any Encumbrance (other than a Permitted Encumbrance) on any of its material assets or securing indebtedness for borrowed money other than (A) to secure Indebtedness and other obligations permitted under Section 5.01(b)(vi) or (B) solely to the Company or to a wholly owned Subsidiary of the Company;

(xiii) make any acquisition (including by merger) of the capital stock or, except any acquisition of inventory in the ordinary course of business, a material portion of the assets of any other Person or business, or division thereof, if the aggregate amount of consideration paid by the Company and its Subsidiaries in connection with all such transactions would exceed $10,000,000;

(xiv) except as required pursuant to the terms of any Company Plan or Collective Bargaining Agreement, in each case, in effect on the date of this Agreement, (1) increase the compensation or benefits of any current or former director, officer, employee or individual independent contractor, pay any special bonus or special remuneration to any former or current director, officer, employee or individual independent contractor (other than any increase in annual base salary or annual wage rate adopted in the ordinary course of business in respect of the compensation of any non-officer employee or individual independent contractor, in each case, whose annual cash base compensation does not exceed $210,000 after giving effect to such increase), (2) grant any material increase in, or enter into or amend in any material respect any agreement or arrangement providing for, change in control, severance, retention or termination pay, (3) establish, adopt, enter into, terminate or amend in any material respect any Collective Bargaining Agreement or Company Plan, (4) take any action to accelerate the vesting, time of payment or funding of, or waive any performance or vesting criteria applicable to, any bonus, equity or equity-based award or other compensation or benefit, (5) hire, engage or terminate (other than for cause, as determined by the Company consistent with past practice) the employment or engagement of, any director, officer, employee or independent contractor, other than hirings and terminations in the ordinary course of business of non-officer employees or independent contractors with an annual base salary or annualized wage rate (as applicable) that does not exceed $210,000, or (6) make any change in the key management structure of the Company or its Subsidiaries;

(xv) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee;

(xvi) recognize or certify any labor union, labor organization, works council or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xvii) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required (A) by GAAP (or any interpretation thereof), the Financial Accounting Standards Board or any similar organization, (B) by any applicable Law, including Regulation S-X, or (C) by any Governmental Authority;

(xviii) make, change or revoke any material Tax election, adopt or change any Tax accounting method or change any Tax accounting period, settle, contest or compromise any material Tax claim or assessment, or enter into any closing agreement with any Governmental Authority regarding any material Tax;

(xix) amend the Company Charter Documents or amend in any material respect the comparable organizational documents of any Subsidiary of the Company;

(xx) settle any material pending or threatened Action against the Company or any of its Subsidiaries (or any of their respective officers, directors or employees, in their capacity as officers, directors or employees), other than settlements of any pending or threatened Action (A) in which the Company or any of its Subsidiaries is named as a nominal defendant, (B) reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements) or (C) for an amount not in excess of $500,000 individually or $2,000,000 in the aggregate; provided that no settlement of any pending or threatened Action may involve (x) any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its Subsidiaries, taken as a whole or (y) any admission of wrongdoing by the Company or its Subsidiaries;

(xxi) (A) terminate, cancel, extend, renew, materially modify or amend or grant any material consent or material waiver under any Material Contract, other than any extension or renewal in the ordinary course of business on substantially the same terms, or (B) enter into any Contract that would have been a Material Contract under Section 3.18(a)(ii) or Section 3.18(a)(xiv) had it been entered into prior to the date of this Agreement;

(xxii) make or authorize any capital expenditures that are not included in the budget set forth on Section 5.01(b)(xxii) of the Company Disclosure Letter, other than capital expenditures of less than $500,000 individually or $2,000,000 in the aggregate;

(xxiii) enter into any new line of business, or discontinue any line of business conducted as of the date hereof, in each case, that is material to the Company and its Subsidiaries, taken as a whole; or

(xxiv) commit or agree, in writing or otherwise, to take any of the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Parent or MergerCo, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02. Solicitation; Change in Recommendation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until midnight, New York City time, on August 29, 2025 (i.e., one minute after 11:59 p.m., New York City time, on August 28, 2025) (the “Go-Shop Period”), which may be extended by the Go-Shop Extension, the Company and its Subsidiaries and their respective Representatives shall have the right to directly or indirectly: (i) initiate, solicit, facilitate and encourage, whether publicly or otherwise, Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal), including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided that the Company shall provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously provided to Parent or its Representatives prior to, or substantially concurrently with, the time it is provided to such Person; and (ii) enter into, engage in and maintain discussions or negotiations with any Persons or groups of Persons with respect to Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal) and otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations. The Company may extend the Go-Shop Period with respect to one or more Excluded Parties by written notice to Parent for a period of time not to exceed five calendar days in order to continue to engage in the activities described in this Section 5.02(a) with such Excluded Parties (the “Go-Shop Extension”).

(b) Except (x) as permitted by this Section 5.02 or (y) as may relate to any Excluded Party (for as long as such Person or group of Persons is an Excluded Party) until the expiration of the Go-Shop Extension (if any), the Company shall and shall cause each of its Subsidiaries and their respective directors and officers to, and shall instruct and use its reasonable best efforts to cause its and their respective other Representatives retained by it or them and acting on its or their behalf to, (i) immediately after the termination of the Go-Shop Period (the “No-Shop Period Start Date”), (A) immediately cease any solicitation, discussions or negotiations that may be ongoing with respect to a Takeover Proposal, (B) request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person, (C) cease providing any further non-public information with respect to the Company or any Takeover Proposal to any such Person or its Representatives and financing sources and (D) terminate all access granted to any such Person and its Representatives to any physical or electronic data room and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) initiate, solicit, cause or knowingly encourage (including by way of furnishing non-public information) or otherwise knowingly assist the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.02) a Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (C) furnish to any other Person any non-public information or afford any Person with access to the business, employees, officers, Contracts, properties, assets or books and records of the Company and its Subsidiaries, in each case in connection with, or for the purpose of, knowingly encouraging or knowingly assisting a Takeover Proposal, (D) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal, (E) waive the applicability of all or any portion of any anti-takeover Laws in respect of any Person (other than Parent and its Affiliates) or (F) resolve or agree to take any of the foregoing actions. No later than 24 hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Excluded Party and provide Parent with a copy of the Takeover Proposal and any related documents (provided that any fee letters that are customarily redacted with respect thereto may be redacted) submitted by such Person. Notwithstanding the commencement of the obligations of the Company under this Section 5.02(b) on the No-Shop Period Start Date, the parties hereto agree that the Company and its Subsidiaries and their respective Representatives may continue to engage in the activities described in clauses (i) and (ii) of Section 5.02(a) with respect to each Excluded Party (for as long as any such Person or group of Persons is an Excluded Party) on and after the No-Shop Period Start Date until the expiration of the Go-Shop Extension (if any), including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Board of Directors of the Company (or any committee thereof) (unless the Board of Directors of the Company has determined in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law). The Company agrees that any violation of the restrictions set forth in this Section 5.02(b) by any of its Representatives shall be deemed a breach of this Section 5.02(b) by the Company.

(c) Notwithstanding anything contained in Section 5.02(b) or any other provision of this Agreement to the contrary (and without limiting the Company’s rights hereunder with respect to Excluded Parties until the expiration of the Go-Shop Extension (if any)), if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a bona fide written Takeover Proposal after the date of this Agreement that has not been withdrawn, which Takeover Proposal did not result from any breach of this Section 5.02, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making such Takeover Proposal or its or their Representatives to clarify (but not negotiate) the terms and conditions thereof or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.02 and (ii) if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take the actions contemplated by this Section 5.02(c) would be inconsistent with its fiduciary duties pursuant to applicable Law, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives prior to, or substantially concurrently with, the time it is provided to such Person, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.02(c), including any public announcement that the Company or the Board of Directors of the Company has made any determination contemplated under this Section 5.02(c) to take or engage in any such actions, shall not constitute an Adverse Recommendation Change or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.01.

(d) Except as may relate to any Excluded Party (for as long as such Person or group of Persons is an Excluded Party) until the expiration of the Go-Shop Extension (if any), following the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company shall promptly (and in any event within 24 hours) notify Parent in the event that a Takeover Proposal is received by, any non-public information for the purpose of making a Takeover Proposal is requested from, or any discussions or negotiations with respect to a Takeover Proposal are sought to be initiated or continued with, the Company or, to the Knowledge of the Company, any of its Representatives. Such notice must include (i) a reasonably detailed summary of the material terms and conditions of any such Takeover Proposal, (ii) the identity of the Person or group of Persons making such offers, requests or proposals and (iii) copies of all material documents relating to such Takeover Proposal, if any (including any related financing commitments) (provided that any fee letters that are customarily redacted with respect thereto may be redacted). Thereafter, the Company shall keep Parent reasonably informed, on a reasonably prompt basis, of any material developments with respect to any such Takeover Proposal (including any material changes or amendments thereto). For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(d) will be subject to the terms of the Confidentiality Agreement.

(e) None of the Board of Directors of the Company or any duly authorized committee thereof shall (i) (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) withdraw or withhold (or modify, amend or qualify in a manner adverse to Parent), or publicly propose to withdraw or withhold (or modify, amend or qualify in a manner adverse to Parent), the Company Board Recommendation, (C) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (it being understood that, in connection with a tender or exchange offer, the Board of Directors of the Company or any duly authorized committee thereof may, and may cause the Company to, (x) make a customary “stop, look and listen” communication, (y) elect to take no position with respect to a Takeover Proposal until the close of business on the tenth Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act and (z) disclose that the Board of Directors of the Company or any duly authorized committee thereof has determined that a Takeover Proposal constitutes a Superior Proposal, that the Board of Directors of the Company or any duly authorized committee thereof intends (subject to compliance with the terms of this Agreement) to make an Adverse Recommendation Change or that the Company intends to terminate this Agreement to enter into a Company Acquisition Agreement and in each case any material facts and circumstances relating thereto), (D) fail to recommend, in a

Solicitation/Recommendation Statement on Schedule 14D-9, against any Takeover Proposal subject to Regulation 14D under the Exchange Act within ten Business Days after commencement of such Takeover Proposal or (E) fail to reaffirm the Company Board Recommendation within ten Business Days following a written request therefor from Parent following the announcement or disclosure of a Takeover Proposal (any action described in this clause (i), other than the actions in the foregoing subclauses (C)(x) through (z), being referred to as an “Adverse Recommendation Change”), or (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary but subject to Section 5.02(e)(i) and Section 5.02(e)(ii) below, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof may (I) make an Adverse Recommendation Change or (II) cause the Company to enter into a Company Acquisition Agreement with respect to a Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case if the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of clause (I) where the Adverse Recommendation Change is made in response to any effect event, development, occurrence or change in circumstances with respect to the Company first occurring after the execution of this Agreement that (A) materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, (B) was not known to, or reasonably foreseeable by, the Board of Directors of the Company (or if known, the consequences of which were not known or reasonably foreseeable (with respect to the nature of such consequences or the magnitude thereof) to the Board of Directors of the Company as of the date of this Agreement) as of the date of this Agreement and (C) does not relate to any Takeover Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to a Takeover Proposal (each such event, an “Intervening Event”); provided that “Intervening Event” shall exclude any event, change or development to the extent (i) relating to changes in the price of the Company Common Stock, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event) or (ii) relating to the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event), failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law and (y) in the case of (A) clause (I) where such Adverse Recommendation Change is made in response to a Takeover Proposal or (B) clause (II), such Takeover Proposal constitutes a Superior Proposal.

(i) If the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to make an Adverse Recommendation Change in response to an Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law, the Board of Directors of the Company or any duly authorized committee thereof may effect an Adverse Recommendation Change with respect to such Intervening Event, if and only if: (1) the Company has given Parent at least five Business Days’ prior written notice of its intention to take such action (which notice shall describe the applicable Intervening Event in reasonable detail) and (2) prior to effecting such Adverse Recommendation Change, the Company and its Representatives, during such five Business Day period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement (which, if accepted by the Company, would be binding on Parent and MergerCo) so that the Board of Directors of the Company no longer determines in good faith that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law.

(ii) If the Company has received a bona fide Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Board of Directors of the Company or any duly authorized committee thereof may (x) effect an Adverse Recommendation Change with respect to such Takeover Proposal or (y) authorize and cause the Company to terminate this Agreement to enter into a letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract with respect to such Takeover Proposal, in each case, if and only if: (1) in the case of an Adverse Recommendation Change, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law, (2) such Takeover Proposal was not solicited in breach of Section 5.02(b) (other than any non-compliance that was both immaterial and unintentional), (3) the Company has given Parent at least five Business Days’ prior written notice (the “Superior Proposal Notice Period”) of its intention to take such action (which notice shall describe the basis for such Adverse Recommendation Change or termination in reasonable detail and the identity of the Person or group of Persons making such Superior Proposal, the material terms thereof and copies of the current drafts of all material documents relating to such Takeover Proposal (including those relating to the sources of financing therefor) (provided that any fee letters that are customarily redacted with respect thereto may be redacted)), (4) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the Superior Proposal Notice Period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement and the Commitment Letters such that it would cause such Superior Proposal to no longer constitute a Superior Proposal and (5) following the end of the Superior Proposal Notice Period, the Board of Directors of the Company or any duly authorized committee thereof shall have considered in good faith such binding offer, and shall, after consultation with its financial advisors and outside legal counsel, have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect (it being understood and agreed that any change to the financial or other material terms of a Takeover Proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices the Superior Proposal

Notice Period shall be deemed to be three Business Days rather than five Business Days); and provided further that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.01 and, to the extent required under the terms of this Agreement, the Company pays or causes to be paid to Parent the applicable Company Termination Fee in accordance with Section 7.03 (to the extent due and payable thereunder) prior to or concurrently with such termination so long as Parent has timely provided the Company with wire instructions for such payment.

(f) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any duly authorized committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law, it being understood that nothing in the foregoing will be deemed to permit the Company or the Board of Directors of the Company to effect an Adverse Recommendation Change other than in accordance with Section 5.02(e).

(g) As used in this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement (i) need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, (ii) shall not prohibit the Company from complying with this Section 5.02 or contain terms that would restrict in any manner the Company’s ability to consummate the Merger Transactions, (iii) shall not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement and (iv) shall not provide for the reimbursement by the Company of such counterparty’s costs and expenses.

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of more than 20% of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or to which more than 20% of the consolidated revenues or net income of the Company and its Subsidiaries taken as a whole are attributable, including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of securities representing more than 20% of the voting power of the then outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning securities representing more than 20% of the voting power of the then outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group of Persons (or the stockholders of any Person) would acquire, directly or indirectly, more than 20% of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or securities representing more than 20% of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the Merger Transactions; provided, however, that this Agreement and the Merger Transactions shall not be deemed a Takeover Proposal.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made after the date hereof that the Board of Directors of the Company or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) would be more favorable to the Company’s stockholders (in their capacity as such) than the Merger Transactions (taking into account any revisions to this Agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Limited Guarantee, made or proposed in writing by Parent prior to the time of such determination that, if accepted by the Company, would be binding upon Parent and MergerCo) from a financial point of view and (ii) is reasonably capable of being completed in accordance with its terms, taking into account the timing, likelihood of consummation, all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

SECTION 5.03. Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to as promptly as reasonably practicable (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use (and shall cause their respective controlled Affiliates to use) its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Parent shall exclusively control (but shall consult with the Company with respect to), (i) the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority in connection with the Transactions and (ii) the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto.

(d) In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to make (and shall cause their respective Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement, and in any event within 20 Business Days following the date hereof, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions. Without limiting the foregoing, Parent and the Company shall each use (and shall cause their respective controlled Affiliates to use) reasonable best efforts to secure the expiration or termination of all applicable waiting periods under the HSR Act or any other Antitrust Law and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority. Each of the Company, Parent and MergerCo shall not take (and each of the Company and Parent shall cause their respective controlled Affiliates not to take) any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the DOJ or FTC as necessary (including, in the case of Parent and its controlled Affiliates, acquiring or merging with any business, Person or division thereof, or entering into a definitive agreement with respect thereto, if doing so could reasonably be expected to have such effect). Nothing in this Agreement shall require any party hereto to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Neither Parent nor the Company shall commit (and shall cause their respective Affiliates not to commit) to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or enter into a timing agreement with any Governmental Authority, without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).

(e) In furtherance and not in limitation of the foregoing, each of the parties hereto shall use (and shall cause their respective Affiliates to use) its reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the FTC, the DOJ or any other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, the DOJ or any other Governmental Authority relating to the Transactions or any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority (including by promptly sending the other parties hereto a copy of all documents, information, correspondence or other communications) and of any material written or verbal communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws and the Confidentiality Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or the FTC, the DOJ or any other Governmental Authority in connection with the Transactions, other than “Transaction-Related Documents,” as that term is used in the rules and regulations under the HSR Act, (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, promptly give the other parties hereto the opportunity to attend and participate in such meetings and conferences (whether in person, by telephone or otherwise), and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, the DOJ and any other Governmental Authority. Prior to submitting any document or any information relating to the Transactions or the parties hereto (whether formally or informally, in draft form or final form) to the FTC, the DOJ or any other Governmental Authority, a party hereto shall send the other parties hereto such document or information reasonably in advance of such submission, and such document or information shall not be submitted to the FTC, the DOJ or any other Governmental Authority without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed).

(f) Except as expressly contemplated, required or permitted by this Agreement or as required by applicable Law, Judgment or a Governmental Authority, during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), neither Parent nor MergerCo shall, and each of Parent and MergerCo shall cause their controlled Affiliates not to, without the prior written consent of the Company, enter into any merger, acquisition or similar transaction involving any Person or business that competes with the Company that would, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.04. Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult (and shall cause their respective Affiliates to consult) with each other before issuing, and give each other the opportunity to review and comment upon (which comments each party shall take into account in good faith), any press release or other public statements with respect to the Transactions, and shall not (and shall cause their respective Affiliates not to) issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company or Parent which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company, Parent or the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement.

SECTION 5.05. Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Merger Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change) and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its and its Subsidiaries’ business, personnel, assets, liabilities and properties as Parent may reasonably request (other than any information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Merger Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change), in each case, in connection with the consummation of the transactions contemplated by this Agreement (including for integration planning); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) result in the disclosure of Trade Secrets or competitively sensitive information to third parties (other than Parent and its Representatives pursuant to the terms of the Clean Team Confidentiality Agreement, dated as of May 27, 2025, by and between the Company and the Affiliate of the Equity Commitment Party party thereto), (ii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party or (iii) lose or waive an attorney-client privilege, attorney work product protection or other legal privilege; provided that in the case of the foregoing clauses (i) through (ii), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not result in any of such aforementioned harms. All requests for information made pursuant to this Section 5.05 shall be directed to the executive officer or other Person designated by the Company. Until the Effective Time, all information provided will be subject to the terms of the letter agreement dated as of April 4, 2025, by and between the Company and the Affiliate of the Equity Commitment Party party thereto (the “Confidentiality Agreement”). Nothing in this Section 5.05 or elsewhere in this Agreement shall be construed to require the Company or any of its Representatives to prepare any reports, analyses, appraisals or opinions that are not readily available (it being understood that the Company shall not be required to prepare any financial projections, forecasts or any other prospective or pro forma financial information).

SECTION 5.06. Indemnification and Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless each current or former director, officer, member, manager or employee of the Company or its Subsidiaries who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person that has been made available to Parent prior to the date hereof (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a member, director, manager, officer, employee or agent of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and any Indemnitee that has been made available to Parent prior to the date hereof.

(b) Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation and the organizational documents of its Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification and exculpation, in each case, of members, managers, directors and officers than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06) as incurred to the fullest extent permitted under applicable Law; provided that any Indemnitee to whom expenses are advanced must, as a condition to such advancement, provide an undertaking to repay such advances if it is ultimately determined in a final non-appealable judgment that such Indemnitee is not entitled to indemnification.

(c) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance policy in excess of 300% of the current annual premium paid by the Company for such insurance. The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, subject to the cap on the annual premium set forth in the preceding sentence. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(d) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for a period of no less than six years after the Effective Time, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter Documents, under the organizational documents of such Subsidiaries as in effect on the date of this Agreement or by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies shall be third-party beneficiaries of this Section 5.06).

(e) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

(g) Parent’s and the Surviving Corporation’s obligations under this Section 5.06 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that if any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such Claim.

SECTION 5.07. Employee Matters. (a) For the period beginning on the Effective Time and ending on the first anniversary of the Effective Time (such period, the “Comparability Period”), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide (i) a base salary or wage rate and short-term cash incentive opportunities (excluding deferred compensation and equity-based compensation opportunities) to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues in employment with the Surviving Corporation and its Subsidiaries following the Effective Time (each, a “Continuing Employee”) that are, in each case, no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable, in the aggregate, than those provided to such Continuing Employee under the applicable Company Plans in effect (if any) immediately prior to the Effective Time, and (iii) employee health, welfare and defined contribution retirement benefits (excluding severance, post-employment welfare, equity or equity-based compensation and defined benefit pension benefits) to each Continuing Employee that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time. For clarity, if a Continuing Employee’s employment terminates after the Closing, Parent shall not be required to provide (or to cause the Surviving Corporation and its Subsidiaries to provide) the Continuing Employee with the levels of compensation and benefits set forth in this Section 5.07(a) following his or her termination of employment (it being understood that this sentence shall not supersede their obligations, if any, under clause (ii) of the preceding sentence).

(b) Without limiting the generality of Section 5.07(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and their respective Subsidiaries to, honor in accordance with their terms all the Company Plans as in effect at the Effective Time. Notwithstanding the foregoing, nothing herein prohibits Parent, the Surviving Corporation or their respective Subsidiaries from amending, modifying or terminating any Company Plan in accordance with its terms or if required pursuant to applicable Law. Parent and the Company hereby acknowledge that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.

(c) With respect to all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries in which Continuing Employees are eligible to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans) (collectively, the “Parent Plans”), for purposes of eligibility to participate, level of benefits and vesting (excluding vesting under any equity or equity-based incentive arrangements, defined benefit plans, nonqualified deferred compensation plans, or retiree or post-employment medical or other welfare benefit plans), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries to the same extent such service was recognized under the corresponding Company Plan as of immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service or for any purpose under any equity-based incentive.

(d) Without limiting the generality of Section 5.07(a), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use reasonable best efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods Parent Plan providing welfare benefits in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use reasonable best efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant Parent Plans providing welfare benefits in which such Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Effective Time.

(e) Each Continuing Employee who is eligible to receive an annual bonus pursuant to Company Plans in effect immediately prior to the Closing shall be eligible for an annual bonus payment for the year in which the Closing Date occurs in accordance with, and subject to the terms and conditions of, Section 5.07(e) of the Company Disclosure Letter.

(f) The provisions of this Section 5.07 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.07 is intended to, or shall be deemed to (i) guarantee employment or service for any period of time for any Continuing Employee or any other Person, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment or service of any Continuing Employee or any other Person at any time and for any or no reason, (ii) require the establishment or adoption of, or an amendment to, any Company Plan or other employee benefit or compensation plan, program, agreement, Contract, policy or arrangement for purposes of ERISA or otherwise or prevent the amendment, modification or termination thereof after the Effective Time, (iii) create any third party beneficiary rights (including any rights to enforce the provisions hereof) in any Continuing Employee or other current or former director, officer, employee or individual independent contractor of or any other Person associated with the Company or any of its Subsidiaries, or (iv) establish, amend or modify any Company Plan or other benefit or compensation plan, program, agreement, policy, Contract or arrangement.

SECTION 5.08. Stockholder Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice (and in any event, within one (1) Business Day) of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense and settlement of any Transaction Litigation. The Company shall not settle or offer to settle any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 5.09. MergerCo Expenditures and Distributions. From the date of this Agreement until the Effective Time, (a) MergerCo shall not expend funds other than in connection with the Transactions and the payment of related expenses and (b) MergerCo shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.

SECTION 5.10. Parent Vote. (a) Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof.

(b) Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of MergerCo, will execute and deliver to MergerCo and the Company a written consent adopting this Agreement in accordance with the DGCL.

SECTION 5.11. Stock Exchange De-listing. Prior to the Effective Time, the Company and Parent will cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause the shares of Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

SECTION 5.12. Preparation of the Proxy Statement; Stockholders’ Meeting; Members’ Consents. (a) As promptly as reasonably practicable after the execution of this Agreement and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. The Company may not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. Parent shall provide to the Company all information concerning Parent, MergerCo and their Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. The Company shall ensure that the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (A) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or MergerCo or their Affiliates for inclusion or incorporation by reference in the Proxy Statement (which Parent shall ensure satisfies the requirements of the preceding sentence) and (B) Parent, MergerCo and their respective Affiliates assume no responsibility with respect to information supplied in writing by or on behalf of the Company or its Affiliates for inclusion or incorporation by reference in the Proxy Statement. Each of the Company, Parent and MergerCo shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or additional information in connection therewith and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the earlier of (i) the resolution of any comments received from the SEC on the Proxy Statement and (ii) the receipt of notification from the SEC that the SEC is not reviewing the preliminary Proxy Statement. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent, its financial advisors and legal counsel with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith. To the extent reasonably practicable, the Company shall provide Parent and its counsel a reasonable opportunity to participate in any material or substantive discussions or meetings with the SEC (or portions of any such meetings that relate to the Proxy Statement).

(b) Notwithstanding any Adverse Recommendation Change but subject to Section 5.12(a) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of NASDAQ to (i) establish a record date for (and the Company shall not change such record date without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed) and (ii) duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the earlier of (i) the resolution of any comments received from the SEC on the Proxy Statement and (ii) the receipt of notification from the SEC that the SEC is not reviewing the preliminary Proxy Statement. Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its reasonable discretion, adjourn, recess or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined in good faith (after consultation with outside legal counsel) is required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting (provided that, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), the Company may not postpone or adjourn the Company Stockholders’ Meeting more than two times pursuant to this clause (iii) and no such postponement or adjournment shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), for a period exceeding ten (10) Business Days) or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval; provided that, in the case of clauses (i) and (iii), the Company Stockholders’ Meeting (as so adjourned or recessed) shall not be held on a date that is later than thirty (30) calendar days after the date on which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) without the consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Unless this Agreement is validly terminated in accordance with Section 7.01, the Company shall submit the adoption of this Agreement to its stockholders at the Company Stockholders’ Meeting even if the Board of Directors of the Company shall have effected an Adverse Recommendation Change.

(c) Nothing in this Section 5.12 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.02 or applicable Law.

SECTION 5.13. Financing.

(a) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and their respective Representatives to provide, to Parent and MergerCo, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent as is customary and reasonably necessary in connection with the consummation of the Debt Financing, including using reasonable best efforts in:

(i) furnishing to Parent and the Debt Financing Sources as promptly as reasonably practicable any historical financial information and such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is required under the Debt Commitment Letter and is reasonably available to the Company;

(ii) reasonably cooperating with the due diligence of any Debt Financing Source, to the extent customary and reasonable;

(iii) assisting in preparation for and participating in marketing efforts for the Debt Financing (including a reasonable and limited number of meetings and calls (that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing), presentations, roadshows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies, in each case, upon reasonable advance notice from, and as reasonably requested by, Parent and at reasonable times and locations (which may be virtual) to be mutually agreed and reasonably required in connection with the consummation of the Debt Financing);

(iv) assisting Parent, MergerCo and the Debt Financing Sources with the preparation of (A) materials for rating agency presentations and (B) bank information memoranda, lender presentations, investor presentations, offering documents and similar documents reasonably required for use in connection with the Debt Financing, including reviewing and commenting on Parent’s draft of a business description to be included in marketing materials;

(v) requesting its independent auditors to (A) provide, consistent with customary practice, (x) reasonable assistance to Parent, including in connection with Parent’s preparation of pro forma financial statements and information, and (y) customary auditors consents (including consents of accountants for use of their reports in any material relating to the Debt Financing) and customary comfort letters (including “negative assurance” comfort and change period comfort, in each case consistent with their customary practice) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent and as necessary or customary for financings similar to the Debt Financing, and (B) attend accounting due diligence sessions and drafting sessions;

(vi) executing and delivering as of (but not prior to) the Closing any pledge and security documents, supplemental indentures, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources, customary certificates of the chief financial officer (or other executive officer) of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letter and otherwise reasonably facilitating the pledging of collateral (including the delivery of all stock or other certificates intended to constitute collateral as contemplated by the Debt Commitment Letter) (it being understood that such documents and pledges will not take effect, and delivery of such stock or other certificates will not be required to be made, prior to the Effective Time);

(vii) providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors, subject to customary confidentiality provisions, and containing a customary representation to the Debt Financing Sources contemplated by the Debt Commitment Letter, including that the public side versions of such documents do not include material non-public information about the Company or its Subsidiaries or their securities and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing;

(viii) providing Parent and the Debt Financing Sources, no later than three Business Days in advance of the Closing, with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent that is required in connection with the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), in each case to the extent requested in writing at least nine days in advance of the Closing;

(ix) assisting in the backstopping, replacement or cash collateralization of existing letters of credit of the Company and its Subsidiaries; and

(x) delivering notices of prepayment within the time periods required by the relevant agreements governing the indebtedness subject to the Payoff Letters.

Notwithstanding anything to the contrary contained herein, the condition precedent set forth in Section 6.02(b) as applied to the Company’s obligations under this Section 5.13(a) shall be deemed satisfied unless the Debt Financing has not been obtained as a result of the Company’s knowing breach of its obligations under this Section 5.13(a) to the extent such breach is the primary cause of the unavailability of the Debt Financing.

(b) The Company shall deliver drafts of the final form of the Payoff Letters to the Parent at least two Business Days prior to the Closing Date and deliver executed copies of the Payoff Letters to the Parent on or prior to the Closing Date.

(c) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company’s Subsidiaries and such use is subject to the Company’s reasonable review in advance of such use.

(d) Notwithstanding anything to the contrary contained herein, nothing in this Section 5.13 shall require any such cooperation or assistance to the extent that it could result in the Company or any of its Subsidiaries being required to:

(i) pledge any assets as collateral prior to the Effective Time;

(ii) agree to pay any fee, bear any cost or expense, enter into any definitive agreement, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with the Debt Financing prior to the Effective Time;

(iii) take any actions to the extent such actions would, in the Company’s reasonable judgment, (A) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries or otherwise interfere with the prompt and timely discharge by the Company’s or any of its Subsidiaries’ employees of their normal duties, (B) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational documents of the Company or any of its Subsidiaries, any applicable Law or Judgment, any obligation of confidentiality owing to a third party or any material Contract to which the Company or any of its Subsidiaries is a party or by which any of any of their respective properties or assets is bound, (D) require any such entity to change any fiscal period or (E) cause (x) any closing condition set forth in Article VI of this Agreement to fail to be satisfied or (y) any other breach of this Agreement;

(iv) waive or amend any terms of this Agreement;

(v) commit to take any action under any certificate, document or instrument that is not contingent upon the Closing;

(vi) provide access to or disclose information if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (A) violate or prejudice the rights of its or any of its Subsidiaries’ customers, (B) result in the disclosure of Trade Secrets or competitively sensitive information to third parties, (C) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (D) expose the Company to risk of liability for disclosure of sensitive or personal information;

(vii) cause any director, manager or equivalent, or any officer or employee, in each case of the Company or any of its Subsidiaries to pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith, or to execute or deliver any certificate in connection with the Debt Financing (other than any director, manager or equivalent, or officer or employee, in each case of the Company or any of its Subsidiaries who will continue in such a position following the Closing and the passing of such resolutions), in each case that are not contingent on the Closing or would be effective prior to the Effective Time;

(viii) deliver any legal opinion or negative assurance letter; or

(ix) provide or prepare (A) pro forma financial statements, pro forma adjustments (including regarding the Financing, any synergies or cost savings), projections or an as-adjusted capitalization table, (B) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (C) risk factors relating to all or any component of the Financing, (D) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) any information required by Regulation S-K Item 402 or by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.

(e) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.13, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith.

(f) Parent acknowledges and agrees that the obligations of Parent to consummate the Transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement, Parent or any of its Affiliates obtaining any financing (including the Financing or any Alternative Financing) or the availability, grant, provision or extension of any financing to Parent or any of its Affiliates (including the Financing or any Alternative Financing).

(g) Each of Parent and MergerCo shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Commitment Letters, including using reasonable best efforts to: (i) maintain in effect and comply with the Commitment Letters in accordance with the terms and subject to the conditions thereof until the funding of the Financing and the consummation of the Closing; (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Debt Commitment Letter (or on terms not materially less favorable to Parent or

MergerCo than the terms and conditions (including market flex provisions) set forth in the Debt Commitment Letter); (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions applicable to Parent and its Affiliates in the Commitment Letters and the definitive agreements related thereto that are within the control of Parent or any of its Affiliates; (iv) if all of the conditions in Article VI and all conditions set forth in the Commitment Letters have been satisfied, consummate the Financing at or prior to the Closing Date to the extent necessary to satisfy the Financing Uses at Closing; (v) enforce its rights under the Commitment Letters and, prior to funding of the Financing and the consummation of the Closing, the definitive agreements relating to the Financing pursuant to the terms thereof; and (vi) comply with its (and cause its Affiliates to comply with their) covenants and other obligations under the Commitment Letters and, prior to funding of the Financing and the consummation of the Closing, the definitive agreements relating to the Financing. Parent and MergerCo shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Commitment Letters or the definitive agreements relating to the Financing if such termination, amendment, modification or waiver would (A) reduce (or could have the effect of reducing) the aggregate amount of the Financing such that Parent cannot satisfy (or cause to be satisfied) the Financing Uses on the Closing Date, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise adversely expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Commitment Letters in a manner that could reasonably be expected to materially delay or prevent or make materially less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on or prior to the Closing Date or (C) adversely impact the ability of Parent, MergerCo or the Company, as applicable, to enforce its rights against other parties to the Commitment Letters or the definitive agreements with respect to the Financing. Parent shall promptly deliver to the Company copies of any amendment, modification or waiver to or under any Commitment Letter or the definitive agreements relating to the Financing. Parent and MergerCo will fully pay, or cause to be paid, all commitment and other fees under or arising pursuant to the Debt Commitment Letter as and when they become due.

(h) Upon request of the Company, Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies (including drafts) of the material definitive documents for the Debt Financing. Parent shall give the Company prompt notice of, and keep the Company informed on a current basis and in reasonable detail of, (i) any actual breach, default, termination or repudiation by any party to any of the Commitment Letters or definitive documents related to the Financing of which Parent or MergerCo becomes aware; (ii) the receipt of any written notice or other written communication from any financing source with respect to any (A) actual breach, default, termination or repudiation by any party to any of the Commitment Letters or, prior to the funding of the Financing and the consummation of the Closing, any definitive document related to the Financing of any provisions of the Commitment Letters or, prior to funding of the Financing and the consummation of the Closing, any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Commitment Letters or any definitive document related to the Financing; and (iii) the occurrence of an event or development that could, in Parent’s good faith belief, adversely impact the ability of Parent or MergerCo to obtain all or any portion of the Financing contemplated by the Commitment Letters subject only to the conditions set forth therein. As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent a written request, Parent and MergerCo shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable or Parent becomes aware of any event or circumstance that could reasonably be expected to make any portion of the Debt Financing unavailable, in each case, on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Debt Commitment Letter, each of Parent and MergerCo shall use its reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources (such financing, the “Alternative Financing”) (1) in an amount sufficient to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing and available cash of the Company and its Subsidiaries), (2) with terms (including “market flex” provisions) not materially less favorable, and on conditions not less favorable, to Parent and MergerCo (or their respective Affiliates) than the terms and conditions (including the “market flex” provisions) set forth in the Debt Commitment Letter and (3) which would not reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or the satisfaction of the conditions to the Financing) on the Closing Date, as promptly as practicable following the occurrence of such event (but not later than the date Parent or MergerCo are required to consummate the Closing in accordance with this Agreement); provided that the failure to obtain Alternative Financing shall not relieve Parent or MergerCo of any obligation hereunder. Parent shall deliver to the Company true, complete and correct copies of all Contracts or other arrangements related to any Alternative Financing. For purposes of this Agreement, references to (x) the “Financing” and “Debt Financing” shall include any such Alternative Financing and (y) the “Debt Commitment Letter” and “Commitment Letters” shall include the commitment letters or similar documents with respect to any such Alternative Financing.

(i) Parent shall, directly or indirectly, continue to pay in full any such amounts required to be paid pursuant to the terms relating to the Debt Financing as and when they become due and payable prior to the Closing Date.

(j) Notwithstanding anything to the contrary contained herein, the Company agrees that any failure by Parent to satisfy the covenant in this Section 5.13 shall not result in the failure of a condition precedent to its obligations under this Agreement if (notwithstanding such failure to satisfy the covenant in this Section 5.13) Parent is willing and able to consummate the transaction contemplated by this Agreement on the Closing Date on the terms set forth herein.

SECTION 5.14. Transfer Taxes(a) . Except for transfer Taxes referred to in Section 2.02(b)(iv), all transfer Taxes arising out of the consummation of the Merger shall be paid when due by Parent or the Company.

SECTION 5.15. FIRPTA Certificate. The Company shall deliver to Parent at the Closing a statement and an accompanying IRS notice, pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3)(i), certifying that the stock of the Company is not a “United States real property interest” within the meaning of Section 897 of the Code, in each case dated as of the Closing Date and substantially in the form set forth in Section 5.15 of the Company Disclosure Letter. The Company’s obligation under this Section 5.15 shall be disregarded for purposes of determining whether Section 6.02(b) has been satisfied and the sole remedy of Parent for breach of the first sentence of this Section 5.15 shall be withholding under Section 2.02(g).

ARTICLE VI

Conditions to the Merger

SECTION 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by Parent and the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) in the U.S. or any jurisdiction set forth in Section 6.01(a) of the Company Disclosure Letter (the “Applicable Jurisdictions”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger;

(b) Required Regulatory Approvals; HSR. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and (ii) the authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of the waiting periods required from, any Governmental Authority pursuant to any Antitrust Laws required in connection with the Merger in any jurisdiction set forth in Section 6.01(b) of the Company Disclosure Letter shall have been filed, have occurred or been obtained.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

SECTION 6.02. Conditions to the Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.06(b) [no Material Adverse Effect] shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date, (ii) set forth in Section 3.02(a), Section 3.02(b) [capitalization], Section 3.22 [no rights agreement; anti-takeover provisions] and Section 3.24 [brokers and advisors] shall be true and correct, except for de minimis inaccuracies, as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.01(a) [organization], Section 3.02(c), Section 3.02(d), Section 3.02(e) [capitalization], Section 3.03(a) [authority and enforceability], Section 3.03(b) and Section 3.03(c) [approval] shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, and be continuing, a Material Adverse Effect; and

(d) Company Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by a duly authorized executive officer of the Company, certifying that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c) have been satisfied.

SECTION 6.03. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and MergerCo set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b) Compliance with Covenants. Parent and MergerCo shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement; and

(c) Parent Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of Parent and MergerCo by an executive officer of Parent, certifying that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.

ARTICLE VII

Termination

SECTION 7.01. Termination. This Agreement may be terminated, and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Effective Time shall not have occurred on or prior to January 20, 2026 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this Section 7.01(b)(i) (it being understood that Parent and MergerCo shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint in the U.S. or any Applicable Jurisdiction having the effect set forth in Section 6.01(a) [legal restraints] shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall not be available to any party hereto whose breach of its obligations under this Agreement has been the principal cause of such Restraint; or

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) [Company representations] or Section 6.02(b) [Company compliance with covenants] and (B) is incapable of being cured or, if capable of being cured by the Outside Date, the Company shall not have cured such breach or failure to perform by the earlier of (x) the Outside Date and (y) the date that is 30 calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or MergerCo is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if the Board of Directors of the Company or any duly authorized committee thereof shall have made an Adverse Recommendation Change; or

(d) by the Company:

(i) if either Parent or MergerCo shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) (x) would give rise to a Parent Material Adverse Effect or (y) would give rise to the failure of a condition set forth in Section 6.03(a) [Parent representations] or Section 6.03(b) [Parent compliance with covenants] and (B) is incapable of being cured or, if capable of being cured by the Outside Date, either Parent or MergerCo, as applicable, shall not have cured such breach or failure to perform by the earlier of (x) the Outside Date and (y) the date that is 30 calendar days following receipt by Parent of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement in accordance with Section 5.02(e)(i) and Section 5.02(e)(ii) [takeover proposals not solicited in violation of the non-solicitation provisions]; provided that prior to or concurrently with such termination the Company pays or causes to be paid the applicable Company Termination Fee to the extent due and payable under Section 7.03(a) so long as Parent has timely provided the Company with wire instructions for such payment.

(iii) at any time prior to the Effective Time and whether prior to or after the receipt of the Company Stockholder Approval if (A) the Merger shall not have been consummated on the date upon which Parent is required to consummate the Closing pursuant to Section 1.02; (B) all of the conditions set forth in Section 6.01 and Section 6.02 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (C) the Company has irrevocably notified Parent in writing that (x) it is ready, willing and able to consummate the Closing, and (y) as of such time, based on the information then available to the Company, all conditions set forth in Section 6.03 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 6.03; (D) the Company has given Parent written notice at least five Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.02(d)(iii) if Parent and MergerCo fail to consummate the Merger; and (E) Parent and MergerCo fail to consummate the Merger on the later of (x) the expiration of the five Business Day period contemplated by foregoing clause (D) and (y) the date required pursuant to Section 1.02.

SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.05 [access to information; confidentiality], Section 5.13(e) [certain financing expense reimbursement and indemnification], this Section 7.02, Section 7.03 [termination fees] and Article VIII [miscellaneous provisions], all of which shall survive termination of this Agreement), and (other than with respect to such surviving sections) there shall be no liability on the part of Parent, MergerCo, the Company or their respective directors, officers and Affiliates, except, subject to Section 7.03 (including the limitations on liability set forth therein), no such termination shall relieve any party from liability for damages to another party resulting from a knowing and material breach of this Agreement or Fraud (which liability the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions).

SECTION 7.03. Termination Fee. (a) In the event that:

(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) [termination after the Outside Date], Section 7.01(b)(iii) [failure to receive the Company Stockholder Approval] or Section 7.01(c)(i) [Company breach]; provided that (A) a bona fide Takeover Proposal shall have been made (or, in the case of a termination pursuant to Section 7.01(b)(iii) [failure to receive the Company Stockholder Approval], publicly made) by a third party after the date of this Agreement and not withdrawn (or, in the case of a termination pursuant to Section 7.01(b)(iii) [failure to receive the Company Stockholder Approval], publicly withdrawn) prior to the earlier of the completion of the Company Stockholders’ Meeting (including any adjournment or postponement thereof) and the time this Agreement is terminated and (B) within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to a Takeover Proposal; provided that, for purposes of clauses (A) and (B) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) [Adverse Recommendation Change] or (B) by the Company pursuant to Section 7.01(d)(ii) [entry into a Company Acquisition Agreement];

then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay or cause to be paid the applicable Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has timely provided the Company with wire instructions for such payment (x) in the case of Section 7.03(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), prior to or concurrently with such termination or (z) in the case of Section 7.03(a)(i), prior to or concurrently with entry into such definitive agreement with respect to a Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the applicable Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount equal to $20,251,575, except that “Company Termination Fee” shall mean a cash amount equal to $10,125,785 in the event that this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii) [entry into a Company Acquisition Agreement] in connection with entering into a Company Acquisition Agreement with any Person prior to the termination of the Go-Shop Extension that is an Excluded Party at the time of such termination.

(b) If this Agreement is terminated by the Company pursuant to Section 7.01(d)(i) [Parent Breach] or Section 7.01(d)(iii) [Failure to Close], or either by Parent or the Company pursuant to Section 7.01(b)(i) [Outside Date] if at such time the Company would be entitled to terminate this Agreement pursuant to Section 7.01(d)(i) [Parent Breach] or Section 7.01(d)(iii) [Failure to Close], then Parent must promptly (and in any event within two Business Days) following such termination pay, or cause to be paid to the Company a fee in an amount equal to $40,503,150 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company; it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03 and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action in connection with, in the case of Parent, enforcing its rights hereunder and, in the case of the Company, enforcing its rights hereunder or under the Limited Guarantee, which results in a judgment against the other party, with respect to Parent or MergerCo, or parties, with respect to the Company, for the payment set forth in this Section 7.03, such paying party shall pay or cause to be paid the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(d) Subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and the reimbursement obligations of the Company set forth in Section 7.03(c), in the event the applicable Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.03(a), payment of the applicable Company Termination Fee shall be deemed to be liquidated damages and the sole and exclusive monetary damages remedy of Parent, MergerCo or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While Parent may pursue both a grant of specific performance in accordance with Section 8.08 and the payment of the applicable Company Termination Fee under Section 7.03, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the applicable Company Termination Fee.

(e) In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the applicable Company Termination Fee in accordance with Section 7.03(a) (in which case Section 7.03(d) shall apply), Parent agrees, on behalf of itself and the Parent Related Parties, that the maximum aggregate monetary liability of the Company and the Company Related Parties, if any, shall be limited to the amount of the applicable Company Termination Fee, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount.

(f) Subject in all respects to the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08, the indemnification and reimbursement obligations of Parent set forth in Section 5.13(e) and Section 7.03(c) and the terms of the Equity Commitment Letter and Limited Guarantee, in the event the Parent Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant to Section 7.03(b), payment of the Parent Termination Fee shall be deemed to be liquidated damages and the sole and exclusive monetary damages remedy of the Company or any Company Related Parties against Parent, MergerCo and any Parent Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While the Company may pursue both a grant of specific performance in accordance with Section 8.08 and the payment of the Parent Termination Fee under Section 7.03, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Parent Termination Fee.

(g) In connection with any loss suffered by any Company Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which the Company is entitled to receive the Parent Termination Fee in accordance with Section 7.03(b) (in which case Section 7.03(f) shall apply), the Company agrees, on behalf of itself and the Company Related Parties, that the maximum aggregate monetary liability of Parent and the Parent Related Parties, if any, shall be limited to the amount of the Parent Termination Fee, and in no event shall the Company or any Company Related Party seek or be entitled to recover from Parent or any Parent Related Parties, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount.

ARTICLE VIII

Miscellaneous

SECTION 8.01. No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company; provided further that any modification or amendment of this proviso of Section 8.02, clause (v) of Section 8.06, Section 8.07(c) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.07(d) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.09 (solely to the extent that it relates to the Debt Financing Sources Related Parties) or Section 8.16 or the definitions of Debt Commitment Letter, Debt Financing, Debt Financing Sources or Debt Financing Sources Related Parties that is adverse in any material respect to the interests of the Debt Financing Sources Related Parties, will not be effective against the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources.

SECTION 8.03. Extension of Time, Waiver, etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and MergerCo shall be deemed a single party for purposes of the foregoing); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company, Parent or MergerCo in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned), except that Parent and MergerCo will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or MergerCo or other disposition of all or substantially all of the assets of Parent, MergerCo or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case of clauses (a) through (c), such assignment will not (i) affect the obligations of the parties (including Debt Financing Sources) to the Equity Commitment Letter or the guarantor pursuant to the Limited Guarantee; or (ii) impede or delay the consummation of the Merger or otherwise impede the rights of the holders of shares of Company Common Stock and Equity-Based Awards pursuant to this Agreement. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Commitment Letters and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration as provided in Section 2.01; (ii) if the Effective Time occurs, the right of the holders of Equity-Based Awards and participants in the Company ESPP to receive such amounts as provided for in Article II; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06 of this Agreement; (iv) the rights of the Company Related Parties set forth in Section 7.03(d); (v) the rights of the Parent Related Parties set forth in Section 7.03(f); and (vi) each Debt Financing Sources Related Party shall be a third-party beneficiary of the proviso in Section 8.02, this clause (vi) of Section 8.06, Section 8.07(c) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.07(d) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.09 (solely to the extent that it relates to the Debt Financing Sources Related Parties) and Section 8.16.

SECTION 8.07. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) Notwithstanding anything to the contrary in this Agreement, each party to this Agreement acknowledges and irrevocably agrees (i) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party arising out of or relating to this Agreement or the Debt Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that, except to the extent relating to the interpretation of any provisions in this Agreement or the Equity Commitment Letter, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party shall be governed by, and construed in accordance with, the Laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such legal action in any other court and (iv) that the provisions of this Section 8.07(c) shall apply to any such legal action.

(d) Notwithstanding anything in this Agreement to the contrary, each party hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against any Debt Financing Sources Related Party in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, that the provisions of Section 8.09 relating to the waiver of jury trial shall apply to such action, suit or proceeding and that, except to the extent relating to the interpretation of any provisions in this Agreement or the Equity Commitment Letter, any such action, suit or proceeding shall be governed by and construed in accordance with the Laws of the State of New York.

SECTION 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Subject to the following sentence, the parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.03 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the Company shall have the right to an injunction or specific performance to cause the Equity Financing to be funded and to cause Parent and MergerCo to consummate the Merger if and only if (1) all conditions in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)) at the time when the Closing was required to have occurred pursuant to Section 1.02, (2) the Debt Financing (or any Alternative Financing) has been funded in accordance with the terms and conditions thereof or will be funded in accordance with the terms and conditions thereof at the Closing if the Equity Financing is funded to fund the Merger at the Closing, and (3) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing is funded and Parent and MergerCo comply with their obligations hereunder, then the Company is ready, willing and able to, and will take such actions as are within its control, to consummate the Closing pursuant to Article I. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties hereto otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 8.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or MergerCo, to it at:

c/o ArchiMed SAS

Silex2

9 Rue des Cuirassiers

69003 Lyon

France

Attention: André-Michel Ballester

Email: amb@archimed.group

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, CA 94111

Attention: Luke Bergstrom

   Danny Nordstrom

Email:   luke.bergstrom@lw.com

   danny.nordstrom@lw.com

If to the Company, to it at:

ZimVie Inc.

4555 Riverside Drive

Palm Beach Gardens, Florida 33410 Attention:

Heather Kidwell, Senior Vice President, Chief Legal,

Compliance and Human Resources Officer and Corporate Secretary

Email:   Heather.Kidwell@zimvie.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention: Robert I. Townsend III, Esq.

     Matthew G. Jones, Esq.

Email:  rtownsend@cravath.com

     mjones@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.11. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.

SECTION 8.12. Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, other than in the case of the definitions of Confidentiality Agreement and Parent Related Party, or for purposes of Section 3.23 [opinion of financial advisor], Section 4.07 [certain arrangements], Section 4.14 [no other Company representations or warranties], Section 5.04 [public announcements], Section 5.05 [access to information; confidentiality], Article VII [termination] and Section 8.16 [non-recourse], in no event shall Parent, MergerCo or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with ArchiMed SAS (excluding any investment fund that is an Equity Commitment Party) nor shall any portfolio company or investment fund affiliated with ArchiMed SAS (excluding any investment fund that is an Equity Commitment Party) be considered to be an Affiliate of Parent, MergerCo or any of their respective Subsidiaries. For the avoidance of doubt, for all purposes of this Agreement, each Equity Commitment Party is deemed to be an Affiliate of Parent.

“AI Inputs” means data, work of authorship, text or other content used or relied upon by the AI Technologies to generate any AI Output.

“AI Output” means any data, work of authorship, text or other content that is generated by any AI Technologies.

“AI Technologies” means Intellectual Property Rights in the field of deep learning, machine learning, computer vision, natural language processing (or large language models), including any and all Software and systems that employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning, but in all of the foregoing cases excluding any Software and technologies to the extent that they do not primarily function as artificial intelligence.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each collective bargaining, works council or other trade or labor union Contract or labor, employee association or similar arrangement (including all addenda, side letters, memoranda of undertakings, amendments and similar ancillary agreements thereto).

“Commonly Controlled Entity” means any Person or entity that, together with the Company or any of its Subsidiaries, is, or was at the relevant time, required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended and/or restated, as the case may be, and as in effect on the date hereof.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended from time to time.

“Company IT Assets” means the IT Assets leased, owned or otherwise controlled by the Company or any of its Subsidiaries and used in the operation of the businesses of the Company or any of its Subsidiaries.

“Company Lease” means any lease, sublease, license or other agreement (including any amendments, guaranties, assignments and other documents related thereto)

pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies any Leased Real Property.

“Company Plan” means each (i) employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (iii) employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iv) stock option, stock purchase, phantom stock, compensatory equity or other equity or equity-based plan, program, policy, agreement or arrangement, (v) individual management, employment, consulting, independent contractor, change-in-control, transaction, severance, retention or other similar agreement, and (vi) bonus, incentive, deferred compensation, change in control, transaction, retention, profit-sharing, retirement, pension, savings, post-retirement, vacation, severance or termination pay, sabbatical, medical, dental, vision care, disability, employee relocation, group legal, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance, death benefit, accident insurance, benefit or fringe benefit, or other compensation and/or employee benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to or to which the Company or any of its Subsidiaries have or may have any liability (whether actual or contingent, direct or indirect) (other than any plan, program, policy, agreement or arrangement mandated by applicable Law and maintained by a Governmental Authority).

“Company Products” means the products, applications or services designed, developed, marketed, offered, performed, licensed, manufactured, tested, formulated, processed, labeled, packaged, advertised, promoted, sold, supported, distributed or otherwise made commercially available by the Company or any of its Subsidiaries, including such products, applications, or services that incorporate, embed, link to, or directly use any AI Technologies (“Company AI Products”).

“Company Software” means all Software (i) owned or purported to be owned (in whole or in part) by the Company or any of its Subsidiaries; (ii) that is itself a Company Product; or (iii) that is incorporated in a Company Product, in the case of subsection (iii), excluding Open Source Software and Standard Software.

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement.

“Copyright” is defined in the definition of Intellectual Property Rights.

“COVID-19” means the COVID-19 pandemic, including any evolutions, mutations or variants of SARS-CoV-2 or the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics, pandemics, disease outbreaks or other public health conditions related thereto.

“Credit Agreement” means that certain Credit Agreement, dated as of December 17, 2021, by and among ZimVie Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as amended, restated, replaced or otherwise modified from time to time.

“Data Privacy Laws” means any Laws and binding standards regulating (i) privacy, data security, the Processing of Personal Information (including through use of artificial intelligence), data breach notification, website and mobile application privacy policies and practices and (ii) consumer protection, biometric information, the Processing and security of payment card information (including the Payment Card Industry Data Security Standard), wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications, in each case, solely to the extent that it directly relates to privacy, data security, or the Processing of Personal Information. For the avoidance of doubt, Data Privacy Laws shall exclude HIPAA, the Health Information Technology for Economic and Clinical Health Act, or any applicable state Laws relating to the confidentiality of medical information.

“Debt Financing Sources” means the Persons that have committed to provide or arrange any debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letter or alternative debt financings in connection with the Transactions, and any joinder agreements, engagement letters, fee credit letters, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Debt Financing Sources Related Party” means the Debt Financing Sources together with their respective Affiliates, and the respective directors, officers, employees, partners, members, managers, agents, advisors, controlling persons, and the other representatives, successors and assigns of each of the foregoing.

“Distribution” means the distribution of 80.3% of the outstanding shares of Company Common Stock to holders of shares of Zimmer Biomet Holdings, Inc., a Delaware corporation, which took place on March 1, 2022, and any transactions entered into in connection thereto.

“Distribution Agreements” means the Separation and Distribution Agreement, by and between Zimmer Biomet Holdings, Inc. and the Company, dated as of March 1, 2022 (the “Separation Agreement”), and the Ancillary Agreements (as defined in the Separation Agreement), including, for the avoidance of doubt, the Tax Matters Agreement by and between Zimmer Biomet Holdings, Inc. and the Company, dated as of March 1, 2022.

“Domain Name” is defined in the definition of Intellectual Property Rights.

“Encumbrance” means any pledge, lien, charge, mortgage, deed of trust, security interest, lease, license, restriction, hypothecation, option to purchase, lease or license or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect or encumbrance of any kind or nature.

“Equity Plans” means, collectively, the Company 2022 Stock Incentive Plan and the Company Stock Plan for Non-Employee Directors, and the Company Deferred Compensation Plan for Non-Employee Directors, each as may be amended from time to time.

“Equity-Based Awards” means, collectively, Company RSUs, Company Stock Options and Company DSUs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent more than 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the expiration of the Go-Shop Period, a Takeover Proposal that the Board of Directors of the Company or any committee thereof determines (such determination to be made no later than the expiration of the Go-Shop Period), in good faith and after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal. A Person or group of Persons shall cease to be an Excluded Party when the condition set forth in the parenthetical in the immediately preceding sentence is no longer satisfied with respect to such Person or group of Persons and the Board of Directors of the Company receives written notice thereof. Any Person or group of Persons shall immediately and irrevocably cease to be an Excluded Party if, (1) at any time after the expiration of the Go-Shop Period, such Person or group of Persons notifies the Company that it is withdrawing its Takeover Proposal (it being understood that any amendment, modification or replacement of such Takeover Proposal shall not, in and of itself, be deemed a withdrawal of such Takeover Proposal so long as the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal and financial advisors) that, following such modification, the Takeover Proposal continues to constitute a Superior Proposal or could reasonably be expected to lead to a Superior Proposal) or (2) the Board of Directors of the Company determines in good faith, after consultation with outside counsel and its financial advisors that the Takeover Proposal made by such Person or group of Persons is not and could not reasonably be expected to lead to a Superior Proposal.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“Fraud” means Delaware common law fraud in connection with the representations and warranties set forth in Article III and Article IV or the certificates delivered pursuant to Section 6.02(d) or Section 6.03(c), as applicable.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational, or any quasi-governmental or private body exercising any regulatory, taxing, importing, executive, legislative, judicial, or administrative powers or functions of or pertaining to any such government, or other governmental or quasi-governmental authority; any entity that contracts with a governmental entity to administer or assist in the administration of a governmental program when applicable rulemaking or policy making authority has been granted by statute or regulation to such entity; or any arbitrator with authority to bind a party at law. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Healthcare Laws or FDA Laws.

“Governmental Payor” means Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state, commonwealth or federal health care program and any other Governmental Authority which presently or in the future maintains a Third Party Payor Program.

“Healthcare Laws” means all applicable national, provincial, municipal, foreign, federal, state, local laws that govern or relate to the development, manufacture, commercialization, storage, labeling, packaging, marketing, promotion, supply, lease, research, clinical study, import and export, distribution, sale, provision, use and/or administration of, and/or payment for, any health care services, products, devices, pharmaceuticals, radiopharmaceuticals, materials, items and supplies including: (a) FDA Laws; (b) fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act 18 U.S.C. § 287, the False Statements Relating to Health Care Matters Act (18 U.S.C. § 1035), the Health Care Fraud Act (18 U.S.C. § 1347), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the Laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173), and any state, commonwealth or local laws similar to any of the foregoing; (c) the Patient Protection and Affordable Care Act (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152); (d) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), CHAMPVA, TRICARE, the State Children’s Health Insurance Program (Title XXI of the Social Security Act), and any other Third Party Payor Programs which are sponsored or maintained by a Governmental Payor; (e) privacy and data security laws including HIPAA, as amended, inclusive of the Health Information Technology for Economic and Clinical Health Act (HITECH) and all implementing regulations and applicable guidance issued by the Department of Health and Human Services Office for Civil Rights with respect to health information privacy and data security; (f) laws pertaining to deceptive trade practices; (g) any and all Permits required under Healthcare Laws, including all applicable rules, regulations and licensing requirements of applicable state agencies; (h) laws and regulations pertaining to federal and state relief programs related to COVID-19; (i) the Federal Trade Commission Act ; (j) Laws and regulations relating to health care services and the practice of licensed professions and the organization of medical or professional entities; (k) Laws relating to quality, safety certification and accreditation standards and requirements; (l) Laws relating to the generation, transportation, treatment, storage, disposal and other handling of medical or radioactive waste including hazardous substances; (m) Laws relating to the manufacture, pricing, marketing, promotion, sale, purchase, distribution, use, coding, coverage, reimbursement, claims, billing, or payment of or for a pharmaceutical product, radiopharmaceutical product, device or other medical item, supply, or health care service; and (n) all other analogous laws to the foregoing within any other U.S. or foreign or supranational jurisdiction, and applicable rules and regulations issued thereunder (including 21 C.F.R. Parts 801, 803, 806, 807, 812, and 820) as may be amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated thereunder from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means all intellectual property rights, whether registered or unregistered, in any jurisdiction throughout the world, including the following, and embodiments in any tangible form thereof: (a) any patents or patent applications, together with all reissuances, renewals, divisionals, extensions (including any supplementary protection certificates), reexaminations, provisionals, substitutions, continuations and continuations-in-part with respect thereto, utility model registrations and including all foreign equivalents relating to any such patents and patent applications (“Patents”); (b) any trademarks, rights in trade names, corporate names, business names, logos, service marks, trade dress, logos, or other indicia of origin, together with the goodwill associated with any of the foregoing and rights to sue for passing off and in unfair competition, and any application, registration or renewal thereof (“Trademarks”); (c) rights associated with works of authorship including any copyrights, design rights, masks work rights and related moral rights, copyright applications or registrations thereof (“Copyrights”); (d) any internet domain names, uniform resource locators, social media identifiers, handles or tags and registrations therefor (“Domain Names”); (e) rights in any confidential know-how, trade secrets or other confidential and proprietary information (“Trade Secrets”); and (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases).

“IRS” means the Internal Revenue Service.

“IT Assets” means computer and other information technology systems, including hardware, Software, computer systems, databases and documentation, reference and resource materials relating thereto.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry of their direct reports, of the individuals listed on Section 8.12 of the Company Disclosure Letter and (ii) with respect to Parent or MergerCo, the actual knowledge, after reasonable inquiry, of any of the officers or directors of Parent or MergerCo.

“Leased Real Property” means any real property that is leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries from any third party (in each case, whether as tenant, subtenant, licensee or other occupant) that consists of 1,000 square feet or more.

“Material Adverse Effect” means any effect, change, event or occurrence that (i) has had, or would be reasonably expected to have, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation by the Company of the Merger Transactions in accordance with the terms hereof; provided, however, that, in the case of clause (i) only, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy, inflation, tariffs, sanctions, trade policies or trade wars or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law or in GAAP after the date of this Agreement, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory, political or social conditions, or, in each case, any such changes that have been publicly proposed but the effectiveness of which is pending, (2) the announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.03(d) and 3.04), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, cyberattacks, sabotage, civil disobedience or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, force majeure events or other comparable events, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement (provided that the foregoing shall not apply to any action omitted to be taken pursuant to Section 5.01 unless the Company has requested to take an action that is prohibited by Section 5.01 and Parent has unreasonably withheld, delayed or conditioned its written consent to such action), (6) any change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is a Material Adverse Effect) or (9) any epidemic, pandemic or disease outbreak (including COVID-19) or any Pandemic Measures or any change in such Pandemic Measures or interpretations thereof following the date of this Agreement; provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts (to the extent not otherwise excluded by this definition) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) and any statutes succeeding thereto, and all applicable Laws pertaining to such program, including (a) all federal statutes affecting such program; (b) all state and commonwealth statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations and legally binding manuals, orders and administrative and reimbursement requirements of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.) and any statutes succeeding thereto, and all applicable Laws pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations and legally binding manuals, orders, administrative and reimbursement requirements of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Merger Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger, but excluding, in any event, the Financing.

“Open Source Software” means any Software, code or data library that is licensed (a) as freeware, shareware, open source software or under similar licensing models, (b) under a license identified as an open source license by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) or (c) under a license or agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, incorporated, integrated, combined or distributed with or otherwise bundled with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge. For the avoidance of doubt, open source code includes software licensed or distributed under any of the following licenses or distribution model terms: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Mozilla Public License, (C) the BSD License and (D) the Apache License.

“Owned Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Owned Real Property” means any real property owned by the Company or any of its Subsidiaries.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction (or any other measures affecting the compensation or benefits of the employees of the Company), reduced capacity, social distancing, shut down, closure, sequestration, safety or similar Law, requirement or mandate promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemic, pandemic, disease outbreak or other public health condition and to the extent binding on the Company and its Subsidiaries.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would or would reasonably be expected to prevent or materially delay, interfere with, hinder or impair (i) the consummation by Parent or MergerCo of any of the Transactions or (ii) the compliance by Parent or MergerCo with its obligations under this Agreement.

“Patent” is defined in the definition of Intellectual Property Rights.

“Payoff Letters” means one or more customary payoff letters from the applicable creditors (or their duly authorized agent or representative) under the Credit Agreement, stating the aggregate amount of indebtedness thereunder as of the date specified in such letter (together with a customary per diem for payment following such date) and the instructions for payment of the same to discharge such obligations and to release any guarantees and security interests thereunder.

“Permit” means all licenses, memberships, registrations, certifications, accreditations, permits, bonds, franchises, approvals, authorizations, consents or orders of, notifications to or filings with any Governmental Authority, whether non-U.S., federal, state, or local, any industry association or standards compliance organization or any other Person. “Permits” includes all Regulatory Authorizations.

“Permitted Encumbrances” means (i) with respect to real property, easements, rights-of-way, encroachments, restrictions, conditions, minor title defects and other similar non-monetary Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, utility or value of the applicable real property or otherwise materially impair the present business operations at such location, (ii) with respect to real property, zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property that are not violated by the present or reasonably contemplated business operations at such location, (iii) statutory Encumbrances for Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances arising in the ordinary course of business that are not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings, (v) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vi) non-exclusive licenses of Intellectual Property Rights granted to third parties in the ordinary course of business, (vii) Encumbrances discharged at or prior to the Effective Time and (viii) other non-monetary Encumbrances (other than licenses of Intellectual Property Rights) that do not materially impair, and would not reasonably expected to materially impair, the existing use of the asset or property affected by such Encumbrance.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means (a) any information that, directly or indirectly, is related to, describes or identifies a natural Person, or (b) any information that constitutes personal information, personally identifiable information, protected health information, consumer health data, personal data or any similar term under any Data Privacy Laws.

“Process”, “Processed”, or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information, and/or is considered “processing” by any applicable Privacy Requirements.

“Registered Company Intellectual Property” means all Owned Company Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority or domain name registrar, including all Patent registrations and applications therefor, Trademark registrations and applications therefor, Copyright registrations and applications therefor and Domain Name registrations included in the Owned Company Intellectual Property.

“Regulatory Authorizations” means any and all clearances, approvals, licenses, registrations and other forms of authorization, required under applicable Laws (including Healthcare Laws and FDA Laws) or otherwise required by any Governmental Authority for the manufacture, development, testing, distribution, use, storage, import, export, transport, promotion, marketing, sale, or other commercialization of any products, materials, devices, equipment, drugs, pharmaceuticals and nuclear and radioactive materials and facilities applicable to Company.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Security Incident” means any (i) unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information and/or confidential information; (ii) unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Company’s IT Assets that jeopardizes or impacts the confidentiality, integrity, or availability of the Company’s IT Assets or any Personal Information or confidential information stored or otherwise Processed therein; or (iii) occurrence that constitutes a “breach,” “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Software” means computer programs (whether in source code, object code, human readable form or other form), operating systems, software applications, application programming interfaces, firmware, software diagnostics, software development tools and kits, software templates, menus, analytics and tracking tools, and software compilers, version control systems and operating system virtualization environments, together with all documentation to the extent related to any of the foregoing.

“Standard Software” means non-customized Software that (i) is licensed to the Company or any of its Subsidiaries pursuant to a non-exclusive license; (ii) is generally available on (and actually licensed under) standard terms; and (iii) involves annual payments by the Company and its Subsidiaries of $250,000 or less.

“Subsidiary”, when used with respect to any Person, means (i) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) of which such Person or one of its Subsidiaries is a general partner or manager.

“Tax Returns” mean any reports, returns, information returns, filings, claims for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Taxes” means all taxes, imposts, levies, withholdings, charges, duties, fees or other like assessments or charges, in each case in the nature of a tax (including, without limitation, taxes based upon or measured by gross receipts, estimated, privilege, fuel, ad valorem, customs, duties, license, environmental, alternative minimum, add-on minimum, utility, windfall profits, franchise, capital stock, real property, personal property, tangible withholding, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, workers’ compensation, value-added, and all other taxes of any kind), imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“Third Party Payor” means any Governmental Payor, private insurers, managed care plans, and any other person or entity which presently or in the future maintains a third party payment or reimbursement program.

“Third Party Payor Authorizations” means, with respect to any Third Party Payor Program, all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to be enrolled in, or participate in and/or receive reimbursement from (as applicable) such Third Party Payor Program, including, with respect to the Medicare and Medicaid programs, all applicable participation agreements and enrollments.

“Third Party Payor Programs” means all payment or reimbursement programs relating to health care items and/or services (including drugs and devices), sponsored or maintained by any Third Party Payor.

“Trade Secret” is defined in the definition of Intellectual Property Rights.

“Trademark” is defined in the definition of Intellectual Property Rights.

“Training Data” means any data, in any form, whether structured or unstructured, that is used to develop, train, refine, fine tune, test or improve the Company’s AI Technologies.

“Transaction Litigation” means any Action commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any stockholders of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the Transactions.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

“Treasury” means the U.S. Department of Treasury.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all Laws applicable to such program.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act and any similar foreign, state or local Law, regulation or ordinance.

The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Acceptable Confidentiality Agreement	Section 5.02(g)
Action	Section 3.07(a)
Adverse Recommendation Change	Section 5.02(e)
Affiliate Transactions	Section 3.20
Agreement	Preamble
Alternative Financing	Section 5.13(h)
Announcement	Section 5.04
Anti-Corruption Laws	Section 3.19(n)
Anti-Money Laundering Laws	Section 3.19(o)

Applicable Jurisdictions	Section 6.01(a)
Appraisal Shares	Section 2.06(a)
Balance Sheet Date	Section 3.05(c)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Share	Section 2.01(c)
Capitalization Date	Section 3.02(a)
Centerview	Section 3.23
Certificate of Merger	Section 1.03
Claim	Section 5.06(g)
Closing	Section 1.02
Closing Date	Section 1.02
Commitment Letters	Section 4.05(a)
Company	Preamble
Company Acquisition Agreement	Section 5.02(e)
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company DSU	Section 2.03(a)(iii)
Company Inbound Licenses	Section 3.14(d)
Company Outbound Licenses	Section 3.14(d)
Company Preferred Shares	Section 3.02(a)
Company Related Parties	Section 7.03(d)
Company RSU	Section 2.03(a)(i)
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Company Stock Option	Section 2.03(a)(ii)
Company Stockholder Approval	Section 3.03(c)
Company Stockholders’ Meeting	Section 5.12(b)
Company Subsidiary Securities	Section 3.02(c)
Company Termination Fee	Section 7.03(a)(ii)
Comparability Period	Section 5.07(a)
Confidentiality Agreement	Section 5.05
Continuing Employee	Section 5.07(a)
Covered Entity	Section 3.19(l)
Customs Laws	Section 3.19(p)(ii)
Data Partners	Section 3.16(a)
Data Policies	Section 3.16(a)
Debt Commitment Letter	Section 4.05(a)
Debt Financing	Section 4.05(a)
DGCL	Recitals
Effective Time	Section 1.03
Employee Agreements	Section 3.14(d)
Environmental Laws	Section 3.13
Equity Commitment Letter	Section 4.05(a)
Equity Commitment Party	Recitals

Equity Financing	Section 4.05(a)
ESPP Final Purchase Date	Section 2.03(b)
Exchange Act	Section 3.04
Exchange Fund	Section 2.02(a)
Existing Offering Period	Section 2.03(b)
Export Control Laws	Section 3.19(p)(i)
FDA Laws	Section 3.19(a)
FDCA	Section 3.19(a)
Filed SEC Documents	Article III
Financing	Section 4.05(a)
Financing Uses	Section 4.05(e)
FTAs	Section 3.19(p)(ii)
Go-Shop Extension	Section 5.02(a)
Go-Shop Period	Section 5.02(a)
HIPAA	Section 3.19(l)
Indebtedness	Section 5.01(b)(vi)
Indemnitee	Section 5.06(a)
Indemnitees	Section 5.06(a)
International Company Plan	Section 3.11(g)
Intervening Event	Section 5.02(e)
Intervening Event	Section 5.02(e)
Judgment	Section 3.07(a)
Laws	Section 3.08(a)
Limited Guarantee	Recitals
Malicious Code	Section 3.16(f)
Material Contract	Section 3.18(a)
Merger	Recitals
Merger Consideration	Section 2.01(c)
MergerCo	Preamble
NASDAQ	Section 3.04
No-Shop Period Start Date	Section 5.02(b)
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Plans	Section 5.07(c)
Parent Related Parties	Section 7.03(d)
Parent Termination Fee	Section 7.03(b)
Paying Agent	Section 2.02(a)
Privacy Requirements	Section 3.16(a)
Product Development and Commercialization Activities	Section 3.19(m)(i)
Proxy Statement	Section 3.04
R&D Sponsor	Section 3.14(i)
Regulatory Permits	Section 3.19(k)
Restraints	Section 6.01(a)
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.04

Secretary of State of Delaware	Section 1.03
Section 409A	Section 2.04
Securities Act	Section 3.05(a)
Security Risk Analysis	Section 3.16(d)
Serious Adverse Event	Section 3.19(c)
Share Certificate	Section 2.01(c)
Social Security Act	Section 3.19(g)
Solvent	Section 4.06
Superior Proposal	Section 5.02(i)
Superior Proposal Notice Period	Section 5.02(e)(ii)
Surviving Corporation	Section 1.01
Takeover Law	Section 3.22(b)
Takeover Proposal	Section 5.02(h)
Tax Incentive	Section 3.10(m)
Top Customers	Section 3.18(d)
Top Suppliers	Section 3.18(d)
U.S.	Section 2.02(a)

SECTION 8.13. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

SECTION 8.14. Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of MergerCo under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

SECTION 8.15. Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (A) posted to the “Project Dragon” electronic datasite hosted by IntraLinks or on behalf of the Company prior to the date hereof or (B) delivered in person or electronically to Parent or MergerCo or their respective Representatives. The words “ordinary course of business” or “consistent with past practice” (or phrases of similar import), when used in this Agreement, shall be deemed to include actions taken by the Company or a Subsidiary of the Company in response to COVID-19 or any Pandemic Measures, as well as actions taken by other similarly situated companies in response thereto. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The occurrence of any effect, change, event or occurrence set forth in clause (B)(2) of the definition of Material Adverse Effect shall not be deemed to constitute the operation of the business of the Company and its Subsidiaries outside the ordinary course. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References herein to any statute include all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

SECTION 8.16. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of Parent, MergerCo and the Company acknowledges and agrees, on behalf of itself and the Parent Related Parties or the Company Related Parties, as applicable, that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had, and waives any rights or claims it may have, against any Person not a party hereto or thereto, including any past, present or future director, officer, partner, agent or employee of any past, present or future member of Parent, the Company or of any Affiliate or assignee thereof, any Debt Financing Sources Related Parties or any guarantor not a party hereto or thereto, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any past, present or future director, officer, partner, agent or employee of (x) Parent, the Company or of any Affiliate or assignee thereof, as such, or (y) any Debt Financing Sources Related Party, for any obligation under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation; provided, however, that, notwithstanding the foregoing, nothing in this Section 8.16 shall in any way limit or modify the rights and obligations of any Debt Financing Sources Related Parties’ obligations to Parent under the Debt Commitment Letter.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ZAMBONI PARENT INC.,

by	/s/ Andre-Michel Ballester
Name: Andre-Michel Ballester
Title: President and Secretary

ZAMBONI MERGERCO INC.,

by	/s/ Andre-Michel Ballester
Name: Andre-Michel Ballester
Title: President and Secretary

ZIMVIE INC.,

by	/s/ Vafa Jamali
Name: Vafa Jamali
Title: Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Surviving Corporation Certificate of Incorporation

[attached]